As filed with the Securities and Exchange Commission on February 22, 2000
                                                     Registration No.  333-81829


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 7 TO
                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BIO-AQUA SYSTEMS, INC.
                 (Name of Small Business Issuer in its Charter)

         FLORIDA                                            0200                               65-0926223
 (State or other jurisdiction of                  (Primary Standard Industrial                 (I.R.S. Employer
 incorporation or organization)                   Classification Code Numbers)                 Identification No.)


1900 GLADES ROAD, SUITE 351
BOCA RATON, FLORIDA 33431                                                                         1900 GLADES ROAD, SUITE 351
(561) 416-8930                                                                                      BOCA RATON, FLORIDA 33431
(Address and Telephone Number of                                                   (Address of Principal Place of Business or
Principal Executive Offices)                                                            Intended Principal Place of Business)

                                                         DAVID MAYER
                                                   BIO-AQUA SYSTEMS, INC.
                                                1900 GLADES ROAD, SUITE 351
                                                  BOCA RATON, FLORIDA 33431
                                                       (561) 416-8930
                                  (Name, address and telephone number of agent for service)

                                                         Copies to:


CHARLES B. PEARLMAN, ESQ.                                                                              NORMAN R. MILLER, ESQ.
BRIAN A. PEARLMAN, ESQ.                                                                           WOLIN, RIDLEY & MILLER, LLP
ATLAS PEARLMAN P.A.                                                                             1717 MAIN STREET, SUITE 3100
350 EAST LAS OLAS BOULEVARD, SUITE 1700                                                                   DALLAS, TEXAS 75201
FORT LAUDERDALE, FLORIDA 33301                                                                       TELEPHONE (214) 939-4900
TELEPHONE (954) 763-1200                                                                             FACSIMILE (214) 939-4949

FACSIMILE  (954) 766-7800


Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis under Rule 415 under the Securities Act of 1933, as amended, check the following box: [X]

If this form is filed to register additional securities for an offering under Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering: [ ]

If this form is a post-effective amendment filed under Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed under Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made under Rule 434, please check the following box: [ X ]

                                                CALCULATION OF REGISTRATION FEE
====================================================================================================================================
          Title of Each Class of                   Amount            Proposed               Proposed           Amount of
        Securities to be Registered                to be              Maximum               Maximum           Registration
                                                Registered        Offering Price           Aggregate              Fee
                                                                   per Security        Offering Price(1)
------------------------------------------------------------------------------------------------------------------------------------

Units, including 75,000 Units issuable                 575,000               $12.00              $6,900,000        $1,821.60
under Underwriter's  Over Allotment
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock(2)                              1,150,000                  (2)                     (2)             -0-
------------------------------------------------------------------------------------------------------------------------------------

Redeemable Class A Common Stock
Purchase Warrants(2)                                 1,150,000                  (2)                     (2)             -0-
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock(3)                              1,150,000                $7.20              $8,280,000        $2,185.92
------------------------------------------------------------------------------------------------------------------------------------

Underwriter's Warrants(4)                              100,000               $.0001                     $10            $.003
------------------------------------------------------------------------------------------------------------------------------------

Units Underlying the Underwriter's
Warrants                                                50,000               $19.80                $990,000          $263.36
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock(5)                                100,000                   (5)                     (5)             -0-
------------------------------------------------------------------------------------------------------------------------------------

Redeemable Common Stock Purchase
Warrants                                               100,000                   (5)                     (5)             -0-
------------------------------------------------------------------------------------------------------------------------------------

Class A Common Stock(6)                                100,000                $11.88              $1,188,000          $313.63
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                            $17,358,010        $4582.524(7)


(1) Estimated solely for purposes of calculating the amount of the registration fee under Rule 457 under the Securities Act of 1933, as amended.


(2)  Included in the units. No additional registration fee is required

(3) Issuable upon the exercise of the redeemable common stock purchase warrants. Under Rule 416 there are also registered an indeterminate number of shares of class A common stock, which may be issued pursuant to the anti-dilution provisions applicable to the redeemable common stock purchase warrants, the underwriters' warrants and the redeemable common stock purchase warrants issuable under the underwriters' warrants.

(4) Underwriters' warrants to purchase up to 100,000 units, consisting of an aggregate of 200,000 shares of class A common stock and 200,000 redeemable common stock purchase warrants.

(5) Included in the units underlying the underwriters' warrants. No additional fee required.

(6) Issuable upon exercise of redeemable common stock purchase warrants underlying the underwriters' units.

(7)  Fee calculated using new formula. Fee has been paid.


The registrant will amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting under Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED February 22, 2000


                             BIO-AQUA SYSTEMS, INC.

                                  500,000 UNITS

         We are offering 500,000 units. Each unit consists of two shares of class A common stock and two redeemable common stock purchase warrants. Our shares and warrants included in our units will automatically separate 30 days from the date of this prospectus, after which our class A common stock and warrants will trade separately. We expect our initial public offering price to be between $10 and $12 per unit.

         Prior to this offering, there has been no public market for our units, class A common stock or warrants.

         INVESTING IN OUR UNITS CLASS A COMMON STOCK AND WARRANTS INVOLVES CERTAIN RISKS. SEE RISK FACTORS ON PAGE 5.


         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.


                                      Per Unit          Total in the Offering

Public Offering Price                  $ 11.00                $5,500,000

Underwriting Discounts and
Commissions                            $  1.10                $  550,000

Proceeds to Bio-Aqua Systems, Inc.     $  9.90                $4,950,000

         The underwriters may, under some circumstances, for 45 days after the date of this prospectus, purchase up to an additional 75,000 units consisting of an aggregate of 150,000 shares of class A common stock and 150,000 warrants from us at the public offering price, less underwriting discounts and commissions.

         It is expected that delivery of our units will be made, in a firm commitment offering, against payment on or about ____________, 2000.

INSTITUTIONAL EQUITY CORPORATION
                          CAPITAL WEST SECURITIES, INC.
                                                         NUTMEG SECURITIES, LTD.

                           Prospectus __________, 2000


THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                TABLE OF CONTENTS

                                                                           Page


Prospectus Summary........................................................   4
Selected Financial Data...................................................   6
Risk Factors..............................................................   7
Use of Proceeds ..........................................................  12
Dividend Policy...........................................................  13
Dilution..................................................................  13
Capitalization............................................................  14
Exchange Rates............................................................  15
Management's Discussion and Analysis of Financial Condition
     Results of  Operations...............................................  16

Business..................................................................  21
Additional Information....................................................  48
Management................................................................  50
Certain Relationships and Related Transactions............................  57
Bridge Financing..........................................................  58
Principal Shareholders....................................................  59
Description of Securities.................................................  60
Shares Eligible for Future Sale...........................................  63
Underwriting..............................................................  65
Legal Matters.............................................................  69
Experts...................................................................  69
Index to Financial Statements............................................. F-1


         Until _________, 2000 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

                                   OUR COMPANY

OVERVIEW

         Bio Aqua is presently an international broker of animal nutrition products, including fish, feather and krill meal. We currently sell and distribute an automatic control system for fish meal processing and have developed and sold poultry vaccines in Peru and Chile.

         We are currently developing red tide detection kits and cleansing equipment to remove toxins from contaminated shell fish. We are also testing immune stimulants for salmon and shrimp.

OUR STRATEGY

         Our strategy is to continue to expand as a niche participant in the worldwide specialized animal feed and immunology market by capitalizing on the commercialization of our research and development expertise.

OUR HISTORY AND STRUCTURE

         We were incorporated as a holding company to acquire a 99% interest in Tepual S.A., a Chilean corporation. At closing of this offering we will purchase our interest in Tepual S.A. from its shareholders. We will acquire the rights to the Inual(TM) and Tepual(TM) brands at closing by acquiring all of the issued and outstanding stock of Profeed, Inc., a Bahamian company.

         Our principal executive offices are located at General Ekdhal 159, Santiago, Chile, and our telephone number is 011 (562) 777-0262. Our U.S. offices are located at 1900 Glades Road, Suite 351, Boca Raton, Florida 33431, and our telephone number is (561) 416-8930. When we use the terms "Bio-Aqua," "Tepual," "we," "our" and similar terms, this includes Bio-Aqua Systems, Inc. and Tepual S.A., our 99% subsidiary.

                                  THE OFFERING



         The information below and elsewhere in this prospectus, unless otherwise stated, assumes no exercise of the over-allotment option, our warrants, the representative's units, the securities underlying the representative's units, or the issuance of up to 300,000 shares of class A common stock reserved for issuance under our stock option plan. The share numbers also assume that we have issued all the shares of our class B common stock included in the purchase of the 99.9% interest in Tepual S.A. from its shareholders.

Securities offered.......................  500,000 units. Each unit consists of two shares of class A common stock
                                           and two warrants. Each warrant is for
                                           the purchase of an additional share
                                           of class A common stock. The common
                                           stock and the warrants included in
                                           the units will automatically separate
                                           30 days from the effective date of
                                           this prospectus, after which, the
                                           common stock and warrants in the
                                           units will trade separately.

Warrants.................................  Our warrants included in our units will be exercisable commencing 30
                                           days from the date of this
                                           prospectus. The exercise price of
                                           each warrant is $___ or 120% of the
                                           initial offering price of our class
                                           A common stock. The warrants expire
                                           5 years from the effective date of
                                           this prospectus, but we have the
                                           option to extend the exercise
                                           period. We may redeem some or all of
                                           our outstanding warrants beginning
                                           ______, 2001 for $.05 per warrant at
                                           any time on 30 days prior written
                                           notice if the closing price of
                                           our class A common stock is at least
                                           $____ (200%)per share for 30
                                           consecutive trading days.


Class A common stock outstanding
after the offering:..................................     1,086,294

Class B common stock outstanding
after the offering...................................     1,700,000
Warrants outstanding
after the offering...................................     1,000,000

We are presently seeking listing of our securities on the American Stock Exchange. Our proposed Amex symbols are:

       Units.........................................SEAU
       Class A common stock..........................SEA
       Warrants .....................................SEAW

                             SELECTED FINANCIAL DATA

         The statement of operations data as set forth below for the years ended December 31, 1997 and 1998 and the balance sheet data at December 31, 1997 and 1998, have been derived from our combined financial statements and notes, which have been audited by Spear, Safer, Harmon & Co., P.A., independent auditors, whose report is included in this prospectus. The statement of operations data for the nine months ended September 30, 1999 and 1998, and the balance sheet data at September 30, 1999 are derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and included all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of our financial condition and results of operations for such periods. The results of operations for the nine months ended September 30, 1999 are not necessarily indicative of results to be expected for any other interim period or the entire year.

         The following financial data should be read in conjunction with the consolidated financial statements and notes and management's discussion and analysis of financial condition and results of operations included in this prospectus. The proforma statement of operations data assumes our president and chief financial officer received an annual base salary of $200,000 and $100,000, respectively, for the periods indicated.

                                                                                                 Proforma Nine          Proforma
                              Years Ended December 31,        Nine Months Ended September 30,     Months Ended         Year Ended
                                 1997           1998              1998  (Unaudited) 1999       September 30, 1999  December 31, 1998
                                 ----           ----              ----------------------       ------------------  -----------------

STATEMENT OF OPERATIONS
-----------------------
Revenues                     $ 5,238,299     $ 6,873,512       $ 4,648,676       $ 4,454,395       $ 4,454,395        $ 6,873,512
Cost of Operations           $ 3,571,678     $ 4,853,553       $ 3,453,168       $ 3,087,682       $ 3,087,682        $ 4,853,553
Selling and Administrative
   Expenses                  $ 1,516,974     $ 1,555,661       $ 1,029,043       $   981,529       $ 1,206,529        $ 1,855,661
Other Income (Expenses)      $   (93,220)    $  (224,325)      $   (61,010)      $  (287,854)      $  (287,854)       $  (224,325)
Net Income                   $    56,427     $   239,973       $  (105,455)      $   (97,331)      $  (127,670)       $   (60,027)
Net Income per common share  $      0.03     $      0.14       $      (.06)      $      (.06)      $      (.07)       $      (.04)
Weighted average common
   shares outstanding          1,700,000       1,700,000         1,700,000         1,755,353         1,755,353          1,700,000

BALANCE SHEET DATA
------------------


         The as adjusted balance sheet data as of September 30, 1999, reflects the sale of 500,000 units containing two shares of class A common stock and two warrants, but excludes the exercise of our warrants, the exercise of the representative's units and the underlying warrants and the over-allotment option.

                                                                                                         September 30, 1999
                                                                   Period Ended                      Actual             As Adjusted
                                                                    December 31,                   (Unaudited)          (Unaudited)
                                                         -------------------------------           -----------          -----------
                                                            1997                  1998

Working capital                                          $   617,413          $   984,937          $  (905,676)          $ 3,529,324
Total assets                                             $ 4,089,157          $ 5,693,991          $ 6,546,695           $ 8,931,695
Total long-term liabilities                              $   355,014          $   478,813          $   400,002           $   400,002
Total liabilities                                        $ 2,348,531         $ 3,678,546           $ 6,078,040           $ 4,028,040
Stockholders' equity                                     $ 1,740,626         $ 2,015,445           $   468,655           $ 4,903,655


                                  RISK FACTORS

         BECAUSE WE HAVE CHANGED OUR BUSINESS STRATEGY, WE MAY NOT BE ABLE TO SUCCESSFULLY MANAGE OUR NEW BUSINESS OPERATIONS. To date, we have engaged in little or no commercial business outside of brokerage of fish meal, feather meal and krill meal. Results of operations in the future will be influenced by numerous factors. We will need significant operating expenditures arising from technological developments, regulatory impediments, increases in expenses associated with sales and marketing growth and maintenance of quality control. Many of our marketing efforts have been untested in the market place, and may not result in successful sales of our products and services.

         OUR COSTS OF OPERATIONS ARE SUBJECT TO WIDE FLUCTUATIONS DEPENDING ON THE COST OF FISH MEAL AND FEATHER MEAL. The costs of fish meal and feather meal are subject to wide fluctuations due to factors such as:


         o         seasonality;
         o         economic conditions; and
         o         government restrictions.


Our inability to purchase these products on reasonable commercial terms could significantly impact our financial results.


         FAILURE TO ADAPT OUR POULTRY VACCINES TO SPECIFIC COUNTRIES AND REGIONS COULD LIMIT OUR BUSINESS SUCCESS. Our current vaccines are limited to use in specific countries and regions. Animal pathogens in general are unique to specific regions. Vaccines for poultry in Peru and Chile that we have produced are developed to combat specific diseases to the region in which these bacterial and viral strains are found. We will be required to commit considerable time, effort and resources to develop vaccines for areas other than Peru and Chile. Our success, in part, will depend upon the ability of new vaccines to meet targeted performance.

         IF WE ARE UNABLE TO SUCCESSFULLY BRING OUR RED TIDE DETECTION AND CLEANSING SYSTEM TO MARKET BECAUSE OF OUR INABILITY TO MEET TECHNOLOGICAL AND REGULATORY COMPLIANCE, WE MAY NOT RECEIVE REVENUE FROM THESE PRODUCTS WHICH WILL ADVERSELY AFFECT OUR FINANCIAL CONDITION. We anticipate that our paralytic shellfish poisoning red tide detection kit will be available for sale during the first quarter of 2000. Our red tide cleansing kit system is still in the preliminary stages of product development and we anticipate that it will not be ready for commercial sale for approximately two years. Our red tide detection and cleansing is expected to be subject to regulation by agencies that administer laws governing health, safety and the protection of the environment, or any other government agency in areas in which we may seek to distribute our products. Our success will depend, in part, upon our ability to comply with regulatory agencies and make timely and cost-effective developments of this product.

         FAILURE TO PROTECT OUR TECHNOLOGY COULD PERMIT OTHERS TO APPROPRIATE OUR TECHNOLOGY, ADVERSELY AFFECTING OUR FINANCIAL CONDITION. Our current patent and patent applications are limited in scope to specific areas of application. Patent protection for our poultry vaccines is limited to Chile and currently only protects our Chilean vaccine for bronchitis infection. As of the date of this offering, we have not filed nor received patent protection for any other Chilean vaccines and we do not have any patent protection for our immune stimulants.

         We have only applied for patent protection for our red tide paralytic shellfish poisoning detection kit and our red tide paralytic shellfish poisoning detoxification process in the United States, Chile, Canada and the European Community. An additional patent application for red tide paralytic shellfish poisoning detoxification has been filed in Australia. We have not received any confirmation of our applications as of the date of this offering. Failure to obtain patent protection could have an adverse effect on our financial condition. In addition, if the legal and other costs of obtaining patent protection in any other country or on an international basis exceeds our financial capabilities, we may have to limit our patent applications.

         FAILURE TO TRADEMARK OUR INUAL(TM) AND TEPUAL(TM) BRANDS MAY REDUCE THE VALUE of our PRODUCTS AND IMPACT OUR FINANCIAL CONDITION. We currently only have trademark protection over the Tepual(TM) and Inual(TM) brands in Chile, Colombia, Taiwan, China, Ecuador, Mexico (only for Tepual(TM)), Japan, Peru and South Africa. Our brand name is critical to our success. Failure to obtain trademark protection in countries in which we presently operate may reduce the value of our branded product and impact our financial condition.


         THE LOSS OF SIGNIFICANT CUSTOMERS IN OUR BROKERAGE OF FISH MEAL COULD ADVERSELY EFFECT OUR BUSINESS. The loss of Bradwell Business Corp., Agribrand Purina, Nor Aqua, Alitec or Ecofeed Chile could materially effect our business. During the first three quarters of 1999, these customers accounted for an aggregate of approximately 60% of our fish meal sales.


         WE MAY NOT BE ABLE TO RECOVER OUR INVESTMENT IN KELOR TRADING, LTD. IF THEIR HARVESTING EFFORTS ARE NOT SUCCESSFUL, WHICH COULD CAUSE A FINANCIAL LOSS. To date, we have loaned an aggregate of $877,000 to Kelor Trading, Ltd. for the preparation of a vessel to operate in Antarctic waters and working capital. This advance is not evidenced by a promissory note and we have not received a mortgage on the fishing vessel. Kelor Trading, Ltd. will repay us principally through profits it receives from our joint venture as it harvests krill. If we and Kelor are unsuccessful in harvesting krill and selling it at a profit, Kelor Trading, Ltd. may be unable to repay us funds advanced under our agreement. We are not the primary beneficiaries of the insurance that has been obtained on the vessel and equipment used to harvest krill. If there is a catastrophe or damage to the vessel or its equipment we may not be able to collect any insurance proceeds.

         LIMITS ON KRILL HARVESTING ESTABLISHED BY THE COMMISSION FOR THE CONSERVATION OF ANTARCTIC MARINE LIVING RESOURCES MAY LIMIT OUR REVENUE. The commission limits the amount of krill that may be harvested in Antarctic waters to 1.5 million tons. Presently 70,000 tons are being harvested. The commission has established limits because increases in krill catches could have a negative effect on the ecosystem, including other marine life, particularly birds, seals and fish which mainly depend on krill for food.

         WE DO NOT HAVE PRODUCT LIABILITY INSURANCE WHICH IN THE EVENT OF ANY LEGAL ACTION BY THIRD PARTIES COULD RESULT IN SIGNIFICANT LEGAL DEFENSE FEES AS WELL AS DAMAGES FOR LIABILITY ADVERSELY AFFECTING OUR FINANCIAL CONDITION. We do not have product liability insurance. While we may seek to obtain such insurance in the future, the cost may exceed our financial capabilities. We may have to rely on unrelated companies to whom we may license our products to provide such liability insurance. Companies that we license our products may not be able to obtain product liability insurance.


         THE LOSS OF THIRD PARTY MANUFACTURERS FOR THE PRODUCTION OF OUR PERUVIAN VACCINES AND OUR RED TIDE DETECTION KIT COULD IMPACT ON OUR ABILITY TO MARKET THESE PRODUCTS AND REDUCE OUR REVENUES. The loss of one of our third party manufacturers would have a negative effect on our ability to manufacture our products. Tepual has contracted with Biosur S.A.C., a Peruvian company, to manufacture and produce our Peruvian poultry vaccines. Tepual has also entered into a joint venture with R-Biopharm GmbH, a German company, to manufacture a paralytic shellfish poisoning (PSP) red tide detection kit. These third parties may not meet or satisfy their contractual obligations. While Tepual has entered into agreements with these companies, these contracts may not be fulfilled or internal problems within these third parties may affect production or productivity in the future.


         IF WE ARE UNABLE TO COMPLY WITH GOVERNMENT REGULATION, OUR ABILITY TO PRODUCE AND DISTRIBUTE OUR VACCINES MAY BE RESTRICTED OR COULD INCREASE OUR COSTS OF DOING BUSINESS. Our vaccines are subject to regulatory compliance within the countries in which they are manufactured and distributed. Our poultry vaccines are currently approved by the Peruvian government, and we received re-approval from the Chilean government on June 22, 1999. While we are in compliance with Peruvian regulations and Chilean regulations, the enactment of stricter laws or regulations, or the implementation of more aggressive enforcement policies could adversely affect our operations or financial conditions.

         THE LOSS OF MAX RUTMAN'S SERVICES COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS. Our success is highly dependent upon the continued services of Mr. Rutman who continues to devote a substantial amount of his time to our business. Although we currently have a 3 year employment agreement through our subsidiary, Tepual, with Mr. Rutman for his services, the loss of his services could have a material adverse effect on our business.

         YOU MAY BE LIMITED IN YOUR ABILITY TO ENFORCE CIVIL LIABILITIES AGAINST US SINCE MOST OF OUR ASSETS AND OPERATIONS ARE ABROAD. Enforcement by investors of civil liabilities under the U.S. Federal securities laws may adversely be affected by the fact that while Bio-Aqua is located in the U.S., our principal subsidiary is located in Chile. While we are a U.S. corporation, our subsidiary, Tepual is a Chilean corporation. For the foreseeable future, substantially all of our assets will be held or used outside the United States (primarily in Chile), and approximately 95% of the net proceeds from this offering will used in Chile. Our current executive officers, directors (excluding David Mayer) and management are residents of Chile, and substantially all of our assets and the assets of our executive officers, directors and management are located outside the United States.

CONSIDERATIONS RELATING TO CHILE
--------------------------------

         SINCE WE ARE SUBJECT TO RISKS ASSOCIATED WITH FOREIGN OPERATIONS, WE MAY INCUR ADDITIONAL COSTS AND DISRUPTIONS TO OUR OPERATIONS. Our business is currently conducted almost exclusively outside of the United States. We consequently are subject to a number of significant risks associated with foreign operations. Our operating profits may be negatively affected by changes in the value of local currencies in the countries in which operations are conducted or products are sold, by hyperinflationary conditions, or recession such as those which have occurred in the past in several of such countries. Other risks and considerations include:

         o the effect of foreign income and withholding taxes and the U.S. tax implications of foreign source income and losses;

         o the possibility of expropriation or confiscatory taxation or price controls;

         o adverse changes in local investment or exchange control regulations;

         o difficulties inherent in operating in less developed legal systems;

         o        political instability, government corruption and civil unrest;
                  and

         o        potential restrictions on the flow of international capital.


In many developing countries, such as Chile and Peru where our business is conducted, there has not been significant governmental regulation relating to the environment, occupational safety, employment practices or other business matters routinely regulated in the United States. As these economies develop, it is possible that new regulations may increase the expense and risk of doing business in these countries. In addition, social legislation in Chile may result in significantly higher expenses associated with terminating employees or distributors or closing manufacturing facilities.

         IN THE EVENT OF LONG-TERM RESTRICTIONS ON REPATRIATION WITH RESPECT TO INVESTMENTS, SHAREHOLDERS MAY FIND IT DIFFICULT TO REALIZE VALUE ON THEIR INVESTMENT THROUGH THE RECEIPT OF DIVIDENDS OR IN THE APPRECIATION OF THE VALUE OF THEIR INVESTMENT. Equity investments in Chile by persons who are not Chilean residents may not be freely repatriated for one year starting after the date the funds were brought into Chile. After one year, equity investments may be freely repatriated only if the investment is channeled through the Formal Exchange Market (Mercado Cambiario Formal) under an investment contract entered into with the Chilean government under Decree-Law No. 600 of 1974, as amended.

                                 USE OF PROCEEDS


         The gross proceeds from the sale of the 500,000 units offered will be approximately $5,500,000, assuming an initial public offering price of $11.00 per unit. The net proceeds, without giving effect to the exercise of the over-allotment option, will be approximately $4,435,000 after giving effect to:

         o        the representative's discounts of $550,000,
         o a 3% non-accountable expense allowance to the representative of $165,000, and
         o        offering costs and expenses of approximately $350,000.

         Approximately 34% of our proceeds will be used for reduction of a portion of debt due to Banco Do Brasil, Banco Santander, Banco Sudamericano, Corpbanca and Hemisphere National Bank which have maturity dates through 2005. The interest rates for these debts range from 9.259% to 13.8%. As of September 30, 1999, $2,311,896 was outstanding under these debt obligations.

         Approximately 3% of our proceeds will be used for working capital, including:


         o         overhead;
         o         administrative expenses; and
         o         general corporate purposes.

         The Tepual(TM) and Inual(TM) brands are held by Profeed, Inc., which is equally owned and controlled by Max, Paulina and Andrea Rutman. We will acquire Profeed, Inc. by purchasing all of the issued and outstanding shares of Profeed, Inc. for an aggregate of $1.3 million. We will pay the shareholders of Profeed, Inc. $400,000 from the proceeds of this offering. The balance shall be paid, at the board of directors' option, out of:

         o 5% of our gross revenues per quarter, but in no event greater than 20% of our net income per quarter, from the sale of products sold under the Tepual(TM) and Inual(TM) brands;
         o        third party financing; or
         o        proceeds from the offering.

         Approximately 95% of our proceeds will be used in Chile. We intend to use the net proceeds of this offering, during the twelve months following the effective date, approximately as follows:

Anticipated Use of Net Proceeds                                  Approximate Amount                     Percentage of Proceeds
-------------------------------                                  ------------------                     ----------------------

Reduction of Bank Loans                                                $1,500,000                               33.8%
Initial Payment for the Purchase of Brands                               $400,000                                9.0%
Contingent Payment for the Purchase of Brands                            $900,000                               20.2%
Development of Red Tide Kits                                             $500,000                               11.3%
Development of Immune
  Stimulants                                                             $350,000                                8.0%

Research and Development of Poultry

  Vaccines                                                                  $300,000                                6.8%
Marketing                                                                   $200,000                                4.5%
Repayment of Bridge Loans                                                   $150,000                                3.4%
Working Capital                                                             $135,000                                3.0%
                                                                            --------                                ---
TOTAL                                                                     $4,435,000                              100.0%
                                                                          ==========                              =====



              Between April and May 1999 we received bridge loans in the aggregate amount of $150,000 from third party accredited investors. These loans are evidenced by promissory notes bearing interest at 8% per year with maturity dates ranging from March 31, 2000 through January 1, 2001.

              Our anticipated use of net proceeds are based upon our current status of operations and anticipated business plans. It is possible that the application of funds may vary depending on numerous factors including, but not limited to, changes in the economic climate or unanticipated complications, delay and expenses. We currently estimate that the net proceeds from this offering will be sufficient to meet our liquidity and working capital requirements for the next 12 months. However, there can be no assurance that the net proceeds of this offering will satisfy our requirements for any particular period of time. Additional financing may be required to implement our long-term business plan. There can be no assurance that any such additional financing will be available when needed on terms acceptable to us, if at all. Pending use of the proceeds of this offering, we may make temporary investments in bank certificates of deposit, interest bearing savings accounts, prime commercial paper, U.S. Government obligations and money market funds. Any income derived from these short term investments will be used for working capital.

              We have wide discretion in the use of our proceeds. We reserve the right to use the funds obtained from this offering for other purposes not presently contemplated which we deem to be in our best interest and the best interest of our shareholders. As a result, our success will be substantially dependent upon the discretion and judgment of our management. The applicationand allocation of the net proceeds of the offering are determined by discretion and judgment of our management.

                                 DIVIDEND POLICY

         While Tepual has previously paid dividends to its shareholders, we do not anticipate paying dividends in the foreseeable future.

                                    DILUTION


              At September 30, 1999, we had a net tangible book value of $468,655 or approximately $.26 per share of common stock. Net tangible book value per share represents the amount of our total tangible assets less our total liabilities, divided by the number of shares of common stock outstanding. After giving effect to the receipt of the estimated net proceeds from our sale of the 500,000 units containing 1,000,000 shares of class A common stock, at an assumed initial public offering price of $11.00 per unit (after deducting underwriting discounts and estimated offering expenses payable by us), the net tangible book value as of September 30, 1999, would have been approximately $4,903,655 or $1.76 per share of common stock. This would represent an immediate increase in the net tangible book value per share of common stock of $2.48 to existing shareholders and an immediate dilution of $3.74 per share to new investors purchasing our units in the offering. Dilution is determined by subtracting net tangible book value per share after the offering from the offering price to investors.


         The following table illustrates this per share dilution:


Initial offering price per share of class A common stock contained in our unit                     $5.50
Net tangible book value per share of
class A and B common stock before the offering                                                    $  .26
Increase attributable to new investors                                                             $2.48
                                                                                                    ====

Proforma net tangible book value after the offering                                                $1.76
Dilution to new investors                                                                          $3.74

Percentage of dilution to new investors                                                            68.00%


         The following table summarizes the number of shares of common stock purchased from Bio-Aqua, the total consideration paid and the average price per share paid by our existing shareholders at September 30, 1999 and new investors purchasing shares of class A common stock in this offering, before deducting the underwriting discounts and our estimated offering expenses. The table excludes the exercise of the 1,000,000 warrants contained in our units.


         The table, with respect to new investors, gives effect to the 51,000 shares issued on our formation in March 1999 and 35,294 shares of class A common stock issued in April and May, 1999 in connection with the bridge financing.

                                      Shares Purchased              Consideration Paid            Average Price
                                  Number         Percentage       Amount         Percentage         Per Share
                                  ------         ----------       ------         ----------         ---------

Existing Shareholders           1,786,294           64.11%     $   529,623           8.78%            $0.30
New Investors                   1,000,000           35.89%      $5,500,000          91.22%            $5.50
Total                           2,786,294          100.00%      $6,029,623         100.00%            $2.16



                                 CAPITALIZATION


         The following table sets forth as of September 30, 1999, our actual and as adjusted capitalization for the issuance and sale of the 500,000 units, assuming an initial public offering price of $11.00 per unit or $5.50 per share, after deducting estimated offering expenses and underwriting discounts and the initial application of the proceeds.

                                                                                                     Actual           As Adjusted
                                                                                                     ------           -----------
Long-term Debt                                                                                    $   400,002        $   400,002

Stockholders' equity:
   Class A common stock ($.0001 par value) 20,000,000 shares authorized; 86,294 shares issued

   and outstanding (actual) and 1,086,294 (as adjusted)                                                     9                109
   Class B common stock ($.0001 par value)
   2,000,000 shares authorized; 1,700,000 shares issued
   and outstanding (actual) and 1,700,000 (as adjusted)                                                   170                170
   Preferred Stock, $.0001 par value; 5,000,000 shares
   authorized; no shares issued and outstanding (actual)
   and as adjusted                                                                                        -0-                -0-

Additional paid-in capital                                                                            529,444          4,964,344(1)
Retained earnings                                                                                     459,431            459,431
Cumulative translation adjustment
   from the Chilean pesos into U.S. dollars                                                          (520,399)          (520,399)
Total stockholders' equity                                                                        $   468,655        $ 4,903,655
Total capitalization                                                                              $   868,657        $ 5,303,657


-------------------

(1)      Reconciliation:    Issuance of 500,000 units at $11.00                    $ 5,500,000
                            Less offering costs                                       (350,000)
                               representative's discounts                             (550,000)
                               3% non-accountable expense to representative           (165,000)
                                                                                  ------------

                            Total Proceeds                                        $  4,435,000
                               less 1,000,000 shares at $.0001 par value                   100
                                                                                  ------------
                                                                                  $  4,434,900
                            Plus actual additional paid in capital                     529,444
                                                                                  ------------
                            Total:                                                $  4,964,344
                                                                                  ============



                                 EXCHANGE RATES

         Unless otherwise specified, references to U.S. dollars, dollars, $, or U.S.$ are to United States dollars and references to pesos or Ch$ are to Chilean pesos, the legal currency of Chile, and peso-denominated monetary unit. As of September 30, 1999, the exchange rate was one U.S. dollar to 531.11 pesos. No representation is made that the peso or U.S. dollar amounts shown in this prospectus could have been or could be converted into U.S. dollars or pesos, as the case may be, at such rate or at any other rate.

         Chile's Ley Organica Constitucional del Banco Central de Chile No. 18.840, the Central Bank Act of Chile, enacted in 1989, liberalized the rules that govern the ability to buy and sell foreign exchange. Prior to 1989, the law permitted the purchase and sale of foreign exchange only in those cases explicitly authorized by the Central Bank of Chile. The Central Bank Act now provides that the Central Bank of Chile may determine that certain purchases and sales of foreign exchange may be exercised by the banks and other entities so authorized by the Central Bank of Chile.

         The following table sets forth the annual high, low, average and year-end observed exchange rate for U.S. dollars for each year starting in 1997 as reported by the Central Bank of Chile. The table reflects the actual high and low exchange rates on a quarterly basis for each period in 1999 and the average quarterly rates during the period.

                                      Exchange Rates of Ch$ per U.S.$
                                      -------------------------------
         Year                         Low           High            Average
         ----                         ---           ----            -------

         1997                         411.85        439.81           419.31
         1998                         439.18        465.25           460.33
         1999 (first quarter)         472.41        501.15           487.30
         1999 (second quarter)        472.41        518.90           491.26
         1999 (third quarter)         513.04        531.83           520.79
         1999 (fourth quarter)        527.00        550.70           539.32

Source:  Central Bank of Chile

---------------

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS


GENERAL

         Management's discussion and analysis contains various "forward looking statements." Such statements consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate" or "continue" or use of negative or other variations or comparable terminology.

         We caution that these statements are further qualified by important factors that could cause actual results to differ materially from those contained in the forward-looking statements, that these forward-looking statements are necessarily speculative, and there are certain risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements.

OVERVIEW

         We generate substantially all of our revenues from the sale of certain products such as fish meal, feather meal and krill meal which we purchase from third parties under our own brand for resale to our customers throughout the world. As of September 30, 1999, we have sold two of our automatic control systems for fish meal processing, certain immune stimulants on a testing basis, as well as vaccines which we have developed. Management anticipates that we will sell three more automatic control systems, however, as of the date of this prospectus, we have not made any additional sales.

NINE MONTHS ENDED SEPTEMBER 30, 1999 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1998

RESULTS OF OPERATIONS

         Gross revenues for the nine months ended September 30, 1999 decreased $194,281 from the nine months ended September 30, 1998 from $4,648,676 to $4,454,395, a decrease of approximately 4%. This is primarily due to the translation exchange rate. Sales have remained relatively constant between the periods.

         Cost of operations decreased from $3,453,168 in the nine months ended September 30, 1998 to $3,087,682 for the nine months ended September 30, 1999. This decrease of $365,486 (11%) was directly related to management's efforts to control costs. Further, we sold more fish meal, as opposed to feather meal, during this period, which requires less costs. Our cost of operations will continue to fluctuate on a quarterly basis based upon the price of feather or fish meal.

         Selling and administrative expenses for the nine months ended September 30, 1999 decreased $47,514 in comparison to the nine months ended September 30, 1998 from $1,029,043 to $981,529, an increase of approximately 5%.

         Other income (expenses) increased from $(61,010) at September 30, 1998 to $(287,854) at September 30, 1999, an increase of $226,844 or approximately 372%. The increase is primarily due to the sale of a minority interest in an unaffiliated company in 1998. Interest expense increased from $177,570 in the nine months ended September 30, 1998 to $317,324 for the nine months ended September 30, 1999, an increase of $139,754, due to amortization of our bridge loan and an increase in bank interest related to the financing of the Kelor project.

         As a result of the above items, we incurred net income for the nine months ended September 30, 1999 of $97,331 compared to $105,445 for the nine months ended September 30, 1998, a decrease of $8,124 or approximately 7%.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR END DECEMBER 31, 1997

RESULTS OF OPERATIONS

         Gross revenues for the year ended December 31, 1998 increased $1,635,213 over the year ended December 31, 1997 from $5,238,299 to $6,873,512, an increase of approximately 31%. The increase in gross revenues may be attributed to our broader base trading activities during 1998 as compared to 1997, which included the additional products of feather meal and krill meal. In addition, during 1998, we sold two automatic control systems for approximately $641,000 which accounted for approximately 39% of the increase in gross revenues.

         During 1997 we were unable to purchase fish meal products to trade and broker due to the effects of El Nino and Chilean laws restricting fishing. Prior to 1997, we purchased a portion of our krill products from Russian and Polish fleets, however, due to political situations in those countries in 1997, the fleets did not travel to Antarctica and thus there was no krill available. During this time we also began to trade poultry feather meal. In 1997, the selling price of feather meal was much less than in 1998 because it was a new product and we offered it at a reduced price to generate demand. In 1998, prices were increased as demand increased.

         Cost of operations increased from $3,571,678 in 1997 to $4,853,553 in 1998. This increase of $1,281,875 (36%) is attributable to the additional product sold in our fish, feather and krill meal business. In particular, there were increased costs associated with the purchase of feather meal from Brazil which led to increased shipping costs and import tariffs.

         Selling and administrative expenses for the year ended December 31, 1998 increased $38,687 in comparison to the year ended December 31, 1997 from $1,516,974 to $1,555,661, an increase of approximately 3%. During 1998, we began selling more poultry feather meal which was purchased from Brazil. As a result, we incurred more selling expenses including cost of travel to and from Brazil. In addition, we hired a new chief financial officer in 1998, thus increasing administrative salaries.

         Other expenses increased from ($93,220) for the year ended December 31, 1997 to ($224,325) at the year ended December 31, 1998, an increase of $131,105 or approximately 141%. The increase is due to the reduction in royalty income for use of one of our products, increase in interest expense and gain on sale of fixed assets. Interest expense increased as a result of the increase in average outstanding loan balances.

         As a result of the above items, our net income for the year ended December 31, 1998 was $239,973 compared to $56,427 for the year ended December 31, 1997, an increase of $183,546 or approximately 325%.

LIQUIDITY AND CAPITAL RESOURCES

         To date, our liquidity has been principally supplied by bank financings and internal cash generated from existing operations. In April and May 1999, we received loans from six third party investors for an aggregate $150,000. These loans are evidenced by promissory notes bearing interest at 8% per annum. As additional consideration, the third party investors received an aggregate of 35, 294 shares of our class A common stock. We will incur an expense at such time as the loans are repaid. Through September 30, 1999, we have incurred an expense of $36,133 attributable to the loans.

         At September 30, 1999, accounts receivable decreased by $212,216 to $2,769,458 from $2,981,674 at December 31, 1998. This decrease is a result of certain outstanding invoices being paid during the period. Payment terms and conditions, which among other factors, are dependent on the customer, credit histories, economic conditions and country payment standards. In particular, approximately $90,000 is owed from the sale of the two automatic control systems. Management anticipates we will receive payment of the balance due for these two automatic control systems by December 30, 1999. However, under the terms of sale, each customer was given a period of time beyond installation of the equipment for testing before final payment was due. Further, management has provided extended terms up to six months to several of its fish meal and feather meal customers.

         On September 30, 1999, we had outstanding receivables of $2,769,458 of which $127,000 were in excess of six months old. Half of the amount outstanding in excess of six months is payable on a yearly term and therefore not delinquent. We believe that we can collect substantially all these receivables. We believe that many of the extended receivables are consistent with the payee's payment policies. From September 30, 1999, 1999 to November 15, 1999, we collected $2,496,000 in period-end receivables.

         At September 30, 1999, inventory increased $16,564 to $778,433 as compared to $761,869 at December 31, 1998. This increase is due to purchases in excess of sales in the third quarter of 1999.

         At September 30, 1999, other assets increased by $371,770 to $896,415 from $524,645 at December 31, 1998. This increase is due to advances made to Kelor Trading Ltd., a krill fishing and research operation. Under this agreement with Kelor, we have agreed to lend them up to $2 million, payable over 18 months at an interest rate of 13.5% in return for the exclusive rights to sell all of the vessel's krill products and right to perform certain research and development on board the vessel located in Antarctic waters. Additionally, Kelor has agreed to pay us a brokerage commission of 3% over the F.O.B. sales and $20 per ton of krill meal and 5% for krill oil. In order to make these advances to Kelor, we borrowed approximately $800,000 from Banco Do Brasil, thus increasing our current obligations with banks.

         Due to maritime regulatory requirements and a delay in receiving certain equipment, the fishing vessel was delayed and did not depart until August 1999. The first unloading of the krill catch occurred in mid October and repayment of the loan should begin in late 1999 or early 2000. No other adverse factors have occurred which would cause us to believe there is any uncertainty on the recovery of these advances, especially since the sale of all krill products from this venture is under our control. We have not advanced Kelor any additional monies since September 30, 1999.

         Accounts payable increased $370,298 from $990,749 at December 31, 1998 to $1,361,047 at September 30, 1999. This is due to purchases made in the period which were on extended payment terms of up to four months.

         Long term debt has decreased from $478,813 at December 31, 1998 to $400,002 at September 30, 1999, a decrease of $78,811. This decrease is due to timely payments on our outstanding loans.

         Under employment agreements with two of our executive officers we are required to pay annual salaries of $300,000 plus up to an additional $120,000 in bonuses. We have a 10 year consulting agreement with one of our directors for an annual fee of $30,000 and a two year consulting agreement with the representative of the underwriters of this offering for $60,000 per annum commencing with the closing of this offering. We will also enter into a two year lease agreement with Andean Financial Corporation for $30,000 per annum, to use a portion of Andean Financial Corporation's facilities in Boca Raton, Florida, for our corporate U.S. offices. The sole shareholder and director of Andean Financial Corporation is one of our directors. We have facility lease agreement payments for approximately $220,000 for the next 12 months.

         We shall acquire Profeed, Inc. for $1.3 million, as evidenced by the increase in due to shareholder because of payable due to the related party nature of the transaction, of which $400,000 will be paid to its shareholders at closing and the balance, under the discretion of the board of directors, out of:
5% of the gross revenues per quarter, but in no event greater than 20% of the net income per quarter, of the sale of products sold under the Tepual(TM) and Inual(TM) brand names, third party financing or working capital.

YEAR 2000 ISSUE


         Many installed computer systems and software are coded to accept only two digit entries in the date code fields. These date code fields need to accept four-digit entries to distinguish whether "00" means 1900 or 2000. This problem could result in system failures or miscalculations causing disruptions of business operations (including, among other things, a temporary inability to process transactions, send invoices or engage in other similar business activities). As a result, many companies' computer systems and software needed to be upgraded or replaced in order to comply with year 2000 requirements.

         We formed a project team to address internal year 2000 issues. Our internal financial and other computer systems were reviewed to assess and remediate year 2000 problems. Our assessment of internal systems included our information technology systems as well as other systems which included embedded technology in equipment containing microprocessors or other similar circuitry. Our year 2000 compliance program included the following phases:

         o        identifying systems that needed to be modified or replaced;


         o carrying out remediation work to modify existing systems or convert to new systems; and

         o conducting validation testing of systems and applications to ensure compliance.


         The amount of remediation work required to address internal year 2000 problems was minimal. Our use of operational systems, personal computers and software is limited. We installed our personal computers and hardware in June 1999. We implemented a new operational system and installed new software provided by Softland, a Chilean computer company. We believe that this equipment and software was designed to address year 2000 issues and does not have to be modified in order to function properly in the year 2000.


         Our automatic control systems utilize software designed by Advantage, a U.S. company and software and hardware designed by Opto 22, a U.S. Company. This software and hardware is certified as year 2000 compatible.


         Our present and future costs to address year 2000 issues are minimal. However, there can be no assurance that these estimates are correct or that future costs, if any, will not be higher.

         We surveyed our major suppliers throughout our business lines and evaluated their plans to address potential year 2000 issues. We relied primarily on our suppliers' commitments to accomplish this task but had no contractual commitments from the suppliers regarding year 2000 issues.

         We also sent questionnaires to our customers requesting that they notify us of their plans to address year 2000 issues. We informed all of our customers that if they did not respond by October 31, 1999, we would take necessary actions to insure that their possible problems with year 2000 issues did not effect us.

         Based on our assessments to date, we did not experience any material disruptions as a result of year 2000 problems in internal processes, information processing, and interfaces with major customers or with processing orders and billing. To date, we have managed our total year 2000 transition without any effect on our results of operations or financial condition.

                                    BUSINESS

GENERAL

         Bio-Aqua Systems, Inc. was organized in March 1999 as a holding company to acquire a 99.9% interest in Tepual, S.A., a Chilean corporation established in 1982 with its principle offices in Santiago, Chile. Before the effective date, Tepual, S.A. is owned 90% by Flagship Import Export LLC, a company wholly-owned by Max Rutman and 10% owned by Atik, S.A., a company owned by Paulina Rutman and Andrea Rutman.

         Since inception, our major source of revenue has been generated through the branded sale of various products for animal nutrition, including fish meal, feather meal and krill. These products are sold worldwide as a nutrient additive for fish, poultry and livestock raised for human consumption with the recognition that there is a direct correlation between the health of the animals raised for human consumption and the consumer. We sell these nutrient products under the Tepual(TM) and Inual(TM) brands. These brands are held by Profeed, Inc., a Bahamian company, equally owned by Max Rutman, Andrea Rutman and Paulina Rutman. We will acquire 100% of the issued and outstanding shares of Profeed, Inc. at the effective date.

         Our success in this area has been predicated on our ability to certify to nutrient levels and ecological standards of fish and feather meals. For our fish, feather and krill meal business we have more than 100 customers in approximately 25 countries.

         Recently, by virtue of our relationships with our suppliers and customers, we have identified specific problems relating to farmed fish and poultry. Together with cooperative relationships with academic, private and government research institutions, we have engaged in research and development programs to find commercially viable solutions for feed and food producers as follows:


         o         automatic control for fish meal processing
         o         salmon and shrimp immune stimulants
         o         poultry vaccines
         o         red tide detection and cleansing process


         Our strategy is to continue to expand as a niche participant in the worldwide specialized animal feed and immunology market by capitalizing on the commercialization of our research and development expertise.

         Our U.S. offices are located at 1900 Glades Road, Suite 351, Boca Raton, Florida 33431, and our telephone number is (561) 416-8930. Our offices in Chile are located at General Ekdhal 159, Santiago, Chile, and our telephone number is 011 (562) 777-0262. Our fiscal year end is December 31.

BACKGROUND

         Tepual, organized in 1982 as a Chilean limited partnership, was incorporated in 1996 when Tepual began commercial operations which capitalized on research and development projects initiated by Inual, a Chilean company. Inual, wholly owned by Max Rutman and Paulina Rutman, was organized in 1973. Inual is currently a non-operating entity, with no assets. Prior to 1985 Tepual and Inual generated revenues through grants from various government entities and private foundations. These grants decreased starting in 1985, due in part to privatization in Chile and an overall decrease in grants from private foundations. We expanded our brokerage division to replace the revenues lost from the decrease in the aforementioned grants to aid in the continuous funding required to support our research and development department.

         As our brokerage business began to grow, we developed relationships which have given us a first hand view of the biological and processing factors that affect the business of our customers and suppliers. Through years of research and development we have developed and are developing commercially viable solutions to these biological and processing factors in automatic control for fish meal processing, salmon and shrimp immune stimulants, poultry vaccines and red tide detection and cleansing process. Through our work on nutrient quality, we have developed a unique automatic control processing system which facilitates the production of the highest nutrient level fish meal while avoiding toxicity for the fish meal industry. Through research in animal health we have developed poultry vaccines and salmon immune stimulants. Through research in marine toxins, we have developed new and potential methods for detecting and cleansing toxins found in red tide.

         We will consolidate ourselves on the effective date through the following transactions:

         1. A stock exchange agreement shall be effectuated where Bio-Aqua receives Flagship Import Export LLC's 90% interest in Tepual in return for 1,529,910 shares of class B common stock. Also, two stock purchase agreements shall be simultaneously effectuated where Atik S.A. shall purchase 169,990 shares of class B common stock of Bio-Aqua and Bio-Aqua shall purchase Atik S.A.'s 10% in Tepual. Tepual shall then become our majority owned (99.9%) subsidiary. Due to Chilean law, which requires that a Chilean corporation be owned by not less than two shareholders, 15 shares of Tepual stock will continue to be owned by Max Rutman, through his ownership interest in Flagship Import Export LLC.

         2. We will acquire the rights to the Tepual(TM) and Inual(TM) brands by purchasing all of the issued and outstanding shares of Profeed, Inc., for an aggregate of $1,300,000.

         Corporate structure and affiliations of Bio-Aqua Systems, Inc. on the effective date:

  [GRAPHIC OMITTED]              [GRAPHIC OMITTED]            [GRAPHIC OMITTED]

Flagship Import Export         Atik S.A., a Chilean          PUBLIC SHAREHOLDERS
LLC, a Nevada LLC (sole    corporation (shareholders are
member is Max Rutman)       Paulina and Andrea Rutman)

                                [GRAPHIC OMITTED]

                             Bio-Aqua Systems, Inc.

    [GRAPHIC OMITTED]                              [GRAPHIC OMITTED]

         100%                                             99.9%

  Profeed, Inc. (previously                     Tepual S.A. (previously
  owned by Max, Andrea                          owned by Flagship Import
  and Paulina Rutman)                           Export LLC and Atik S.A.)


OVERVIEW

         As we approach the millennium, our environment is fraught with a myriad of ecological and health problems which effect the entire world population. These problems stem from changing weather patterns (El Nino), pollution of the atmosphere and water, and new and localized strains of viral and bacterial disease. Together each of these factors has placed an enormous strain on our ability to produce, by farming or otherwise, a supply of food that is healthy, nutritional and not exorbitant in cost. It is in the context of this worldwide problem that companies such as ourselves have and must continue to develop commercially viable solutions in the areas of animal nutrition and health, as well as fish meal processing.

         The changing weather patterns, among other things, have caused severe droughts in many areas, which has affected the farming of essential food products. Overall global warming has had a negative impact on the fishing industry, reducing the amount and size of fish caught. These problems have presented a niche market for the sale of our automatic fish meal processing systems, which automatically produces fish meal with the highest nutrient levels at the lowest cost. Additionally, as fishing waters have been depleted, we began seeking viable alternatives and began selling feather meal as a partial replacement for fish meal. The sale of these products, led to the formation of relationships with local poultry producers which led us to the development of vaccines for certain diseases found in Chilean and Peruvian poultry. The production and sale of these vaccines has a direct impact on the population of both countries by ensuring that production levels are maintained and disease free poultry is produced.

         The cultivation and farming of fish has become an important element in the world's food supply. Farmed fish are subject to diseases, which on occasion have wiped out an entire two years production of farmed salmon. Our immune stimulant, as it relates to salmon farming, in test results we have conducted, has reduced the mortality rate from approximately 30% to between 8% and 10%. Since these tests were conducted by ourselves on a limited basis, there cannot be any assurances that such test results will be indicative of future commercial results.

         Red tide has affected the waters of every coastal country in the world and has intensified over the past two decades. The Chilean coastline has produced significant amounts of shellfish which on occasion has been effected by red tide. In 1992 we began an intensive research and development program designed to provide solutions to certain forms of red tide. As a result of this research and development we have developed a detection systems to test shellfish for certain red tide toxins, and a system to cleanse shellfish by lowering certain toxin levels.

         We will continue to utilize research and development skills of our own scientists and those of various consultants from the world of academia, government and private industry, as well as the proceeds from this offering to develop viable solutions to problems relating to the food chain, caused by today's ever changing world, that one way or another effects all of humanity.

BUSINESS STRATEGY

         Our strategy is to continue to expand as a niche participant in the specialized animal feed and immunology market worldwide. We intend to continue to turn our research and development in automatic processing controls, immune stimulants, poultry vaccines and red tide detection and cleansing systems into commercially viable profit centers. In addition to our internal staff, we will continue the use of outside consultants, laboratories, universities and governmental research facilities worldwide to consult on specific projects. In the majority of bio-technical companies an inordinate amount of funds are initially expended on research and development, however, we have already accounted for the majority of our research and development costs. As described in our use of proceeds, approximately 30% of the proceeds from this offering will be used for the further development of certain immune stimulants, vaccines, and red tide detection and cleansing systems. Further, as we have done in the past and should the need arise, we will seek strategic partnerships for the production and marketing of our products.

OVERVIEW OF OUR OPERATIONS


         Principal executive management, financing, marketing and operations support functions are conducted at our Santiago, Chile headquarters. Upon closing we will maintain an office in Boca Raton, Florida which will be used for shareholder relations as well as conducting and assisting with U.S. business matters.

         Our experience within the animal feed industry and the strong linkage between the animal feed market and nutrition, health and research created an opportunity and natural transition to commence research and development in areas such as automatic control, poultry vaccines, immune stimulants and red tide. Attempting to alleviate the problems that effect our suppliers and customers, our numerous research and projects have led to the development of automatic control processing for fish meal, viral vaccines for localized poultry disease, immune boosters to be applied in the salmon industry (which may be applied to the farm shrimp industry) and red tide toxin diagnostic and cleansing kits.

BROKERAGE BUSINESS

         We believe that we may be the only broker/purveyor in the world that incorporates technical knowledge in the field of fish meal, feather meal and krill meal. We not only trade these products, but more importantly, have a selection procedure based on our knowledge and laboratory testing so as to provide the correct nutrient blended product on a market by market basis. In addition, we have and will continue to send our technical staff to the producers of these products in order to assure quality control and to advise them on how to produce the Tepual(TM) and Inual(TM) branded products.

Fish meal sales

         Fish meal is a powder obtained from cooking, drying and grinding raw fish. Fish meal is a rich protein source and an essential ingredient in feedstuffs in pet food, animal feed and fish feed. Depending upon the customer and its use, the nutrient levels of fish meal are extremely important.

         Our locations in Chile and Peru place us within close proximity to one of the largest sources of fish meal in the world. Chile and Peru (which borders Chile) are responsible for over one-fourth of the fish meal produced worldwide and for 65% of all fish meal exported. The International Fishmeal and Oil Manufacturers Association (IFOMA) reported 4,749 thousand tons (TT) or $1.5 billion of fish meal was produced and sold in 1998. We have developed and maintained long term relationships with Chilean and Peruvian fish meal processing companies that benefit our brokerage and trading which to date, account for a substantial amount of our revenues.

         Through our Tepual(TM) and Inual(TM) brands we certify that the fish meal we sell has the highest possible nutrient levels and lowest toxicity levels. Our Tepual(TM) and Inual(TM) branded products are sold to customers worldwide. There are many suppliers of fish meal in Chile and Peru. We are only limited by our certification standards, in our ability to use all of these production sources.

         Currently we purchase our fish meal from ten fish meal producers in Chile and five fish meal producers in Peru. All of these companies adhere to our certification standards. There are approximately 165 other fish meal producers in Chile and Peru of whom we could also use to satisfy our fish meal supply needs, assuming that these producers can meet our high nutrient and low toxicity standards.

Additional products

         Due to El Nino and fishing restrictions, resulting in a lack of fish meal, we began researching alternative sources of animal feed protein. This research resulted in the application of chicken feathers and krill as a rich source of protein.

Feather meal sales

         We began selling chicken feather meal in 1997. Feather meal is a rich source of protein and therefore, we have found that feather meal can be a partial replacement for fish meal. Today we are selling feather meal to animal feed producers in Chile and other countries. We initially researched the potential value of this poultry byproduct when fish meal prices increased significantly. Since we introduced feather meal as a source of protein, this product has become an acceptable alternative for feed producers. In 1997 we began (and continue today) to process and certify feather meal. Today we sell approximately 600 tons of feather meal per month with Chile and Brazil providing us with sources for our feather meal. Our principal customers are: Alitec, Alimentos Technicos Limitada, Biomaster S.A. and Ecofeed. These customers are farmed salmon feed producers and are all located in Chile.

         Although present feather meal sales are limited, we believe that as this product gains wider acceptance it may replace up to 5% to 10% of the fish meal market worldwide. We believe, that regardless of the future price of fish meal, there will remain a commercially viable market for feather meal due to its excellent quality and nutritional value.

         Our supply of feathers comes from approximately five poultry farms in Brazil. These feathers are a byproduct of the poultry industry. We believe our supply of feathers is unlimited.

Krill

         Krill are tiny shrimp-like creatures found in the Antarctic waters. We have found that krill, in addition to being a source of protein, has additional nutritional values. Krill may be used as an additive to feed to improve taste and as a color enhancer. Due to its nutritional and other benefits, we believe that krill will be widely used and in high demand throughout the shrimp and salmon feed industries.


         We have initiated a research and development program to blend krill with certain agricultural products, mainly as a complement to vegetable proteins, to produce a cost effective product with nutrient levels similar to or higher than quality fish meal. Krill meal also provides pigmentation (red coloring) to salmon. As of September 30, 1999, the cost of producing krill meal is approximately $700 per metric ton and it is sold for approximately $1,270 per metric ton. We believe that in the future the cost of producing krill meal will decrease, which will allow krill meal to compete with fish meal. We also believe that the price of fish meal will increase in the future due to possible shortages in aquaculture supply (such as mackerel and anchovies). In the future we may also expect an increase in krill meal production and an improvement in krill meal processing, which would likely contribute to a drop in the price of krill meal. Under these scenarios krill meal would become an important ingredient for the animal feed industry. Accordingly, we believe our present involvement with krill will provide us with an opportunity to become significantly involved in the krill meal business.

         We have begun to open markets in countries throughout Europe, Asia and Japan and to insure a consistent supply of krill Tepual has entered into a joint venture with Kelor Trading, Ltd., an Irish fishing company. Under this agreement Tepual has provided financing for Kelor Trading's krill fishing operations. This financing is for the preparation of a Kelor Trading vessel to operate in Antarctic waters. Tepual has agreed to lend Kelor Trading up to $2 million, repayable over 18 months at an interest rate of 13.5%, and provide specialized krill fishing technology, machinery and equipment for a Kelor Trading vessel in return for the exclusive rights to broker 100% of Kelor Trading's sales of krill and related products and conduct research and development projects on Kelor Trading's vessels. As of September 30, 1999, Tepual has lent Kelor Trading approximately $887,000. Kelor Trading has agreed to pay Tepual a brokerage commission of 3% over the F.O.B. sales and $20.00 per ton of krill meal and 5% for krill oil. This agreement gives Tepual the right to utilize Kelor Trading's krill fishing operations and facilities to perform research and development relating to krill. The use of Kelor Trading's operations and facilities enables Tepual, and will enable us, to perform research and development in this area at a minimal cost.

Competition within the nutrient industry

         There are many companies that are larger and have better resources than us that are producers and sellers of fish meal. We believe that based on our reputation for selling high nutrient and low toxicity fish meal under the Inual(TM) and Tepual(TM) brands we are able to retain our market share.

         All of our feather meal sales to date have been to animal feed producers in Chile. We believe we are the premier seller of feather meal in Chile. We believe that we may face competition from other companies that could have better resources than us if we expand our feather meal business outside of Chile and Brazil.

Future of the nutrient industry

         The demand for nutrient supply will continue to grow, only limited by the availability of high quality ingredients. Today's shortage of fish meal drives the market to look for substitutes. This will require a strong input in research and development to develop better proteins and more efficient processing. Furthermore, increased awareness into the components of animal feed and their impact on human health should have an effect on the quality of ingredients in demand. We believe that we have a strong position in the market, because of our long history in research and development, and quality assurance. We believe that we have an enviable reputation in today's animal nutrition market. Moreover, our international customer list should provide us with an opportunity to capitalize on the current strengths and weaknesses in this market. Set forth below is a substantial list of our past and present customers.

                     PAST AND PRESENT PARTIAL CUSTOMER LIST
                     --------------------------------------
Customer Name                                                                   Country                     Product
-------------                                                                   -------                     -------

Ridley Agriproducts                                                              Australia                  Fish Meal
Agribrands Purina Do Brazil Ltda                                                 Brazil                     Fish Meal
Ewos Canada Ltd.                                                                 Canada                     Fish Meal and Krill Meal
Alitec, Alimentos Tecnicos Limitada                                              Chile                      Feather Meal
Biomaster S.A                                                                    Chile                      Feather Meal
Cultivos Marinos                                                                 Chile                      Feather Meal
Ecofeed Chile                                                                    Chile                      Feather Meal
Ewos Chile                                                                       Chile                      Feather Meal
Trouw Chile S.A                                                                  Chile                      Feather Meal
Acondesa (Alimentos Concentrados del Caribe S.A.)                                Columbia                   Fish Meal
Albatez S.A                                                                      Columbia                   Fish Meal
Concentrados del Norte S.A                                                       Columbia                   Fish Meal
Concentrados S.A                                                                 Columbia                   Fish Meal
Finca S.A                                                                        Columbia                   Fish Meal
Nutridias                                                                        Columbia                   Fish Meal
Purina Colombiana S.A                                                            Columbia                   Fish Meal
Aller Aqua AS                                                                    Denmark                    Fish Meal
Agrinpaca C.A                                                                    Ecuador                    Fish Meal
Alimentos Balanceados S.A                                                        Ecuador                    Fish Meal
Alimentsa, Dletas y Alimentos S.A                                                Ecuador                    Fish Meal
Diamante Del Mar S.A. Diamasa                                                    Ecuador                    Fish Meal
El Rosario S.A                                                                   Ecuador                    Fish Meal
Procesadora Nacional de Aves, Pronaca                                            Ecuador                    Fish Meal
Propellets S.A                                                                   Ecuador                    Fish Meal
Pan Animal Feed                                                                  Egypt                      Fish Meal
Collvi                                                                           Spain                      Fish Meal
Sopropeche                                                                       France                     Krill Meal and Fish Meal
Zootechniki Korinthias S.A                                                       Greece                     Fish Meal
Provimi B.V                                                                      Holland                    Fish Meal
Tesgofarm Aqua B.V                                                               Holland                    Fish Meal
Grupo Alcon, S.A., Division Nutricion Animal                                     Honduras                   Fish Meal
Higashimaru Feeds (India) Ltd.                                                   India                      Fish Meal
Livestock Feed Limited                                                           Moriches Islands           Fish Meal
Maruehni Corp.                                                                   Japan                      Fish Meal and Krill Meal
Mitsubishi Corporation Tokyo                                                     Japan                      Fish Meal
Nagase Co., Ltd.                                                                 Japan                      Fish Meal
Shintoa Corp.                                                                    Japan                      Fish Meal and Krill Meal
Transpac Fisheries, Ltd.                                                         Japan                      Fish Meal
Easy System, Inc.                                                                Korea                      Fish Meal and Krill Meal
Aceitera La Junta, S.A. de C.V                                                   Mexico                     Fish Meal
Agribrands Purina Mexico, S.A. de C.V                                            Mexico                     Fish Meal
Proteinas Marinas Y Agropecuarias, S.A. de C.V                                   Mexico                     Fish Meal
Bio Mar                                                                          Norway                     Krill Meal
Nor Aqua Innovation AS                                                           Norway                     Fish Meal and Krill Meal
Moulin de St. Vincent                                                            New Caladonia              Fish Meal
Sica - NC                                                                        New Caladonia              Fish Meal
Epol Pty Ltd.                                                                    South Africa               Fish Meal
Hochfeld Commodities (Pty) Limited                                               South Africa               Fish Meal
Meadow Feed Pietermaritzburg                                                     South Africa               Fish Meal
C.P                                                                              Thailand                   Krill Meal
Great Wall Enterprise Co., Ltd.                                                  Taiwan                     Fish Meal
Harinas Co., Ltd.                                                                Taiwan                     Fish Meal
Ye Cherng Industrial Products Co., Ltd.                                          Taiwan                     Fish Meal
Pinar Yem Sanayi ve Pazarlama A.S                                                Turkey                     Fish Meal
Wilbur Ellis Company                                                             U.S.A.                     Krill Meal
Bio Products, Inc.                                                               U.S.A.                     Fish Meal
H. J. Baker                                                                      U.S.A.                     Krill Meal
Bocm Pauls Ltd.                                                                  U.K.                       Fish Meal
Dalgety                                                                          U.K.                       Fish Meal
Trouw                                                                            U.K.                       Krill Meal
Chinfon (VN) Livestock Co., Ltd.                                                 Vietnam                    Fish Meal



Material Customers

         Our principle revenues are generated through our sale of fish meal, feather meal and krill meal. Our material brokerage customers are the principle source of our total revenues. Listed below are our material customers for the first three quarters of 1999 and an approximate percentage of our total revenues that they each accounted:

         Customer                              Percentage of Total Revenues
         --------                              ----------------------------

         Bradwell Business Corp.                       17%
         Agribrand Purina                              12%
         Ecofeed Chile                                 10%
         Nor Aqua                                      10%
         Alitec                                        10%

AUTOMATIC CONTROL

         The current worldwide market for fish meal, according to IFOMA, is approximately $1.5 billion. Fish meal plants are principally located in Chile, Peru and, to a lesser extent, in Equador. We believe there are approximately 180 fish meal plants throughout Chile and Peru.

         In the fish meal industry higher nutrient levels have a direct relationship with higher prices and profits for the producer. Our automatic fish meal processing control system facilitates the production of the highest nutrient level fish meal, while avoiding toxicity, and therefore, we believe provides the highest possible profit margin for the producer.

         Through our involvement as a purveyor of fish meal on a worldwide basis, we have been developing and manufacturing a computerized process for the processing of fish meal since 1993. Our research for developing an automatic processing system began with studying the general processing conditions for the fish meal industry. We developed simple strategies based on normal conditions of a fish meal processing plant, while taking into account the skilled operator's working procedures. By developing and manufacturing an automatic control process for fish meal production we have developed a system that produces quality fish meal while assuring efficiencies in a production process which has been subject to a high level of spoilage and has been subject to different variables. These different variables are largely due to the variety of fish and composition of raw materials used to produce fish meal, which change daily depending on availability.

         The fish meal industry currently incorporates little automatic control within its production process. Automatic control has not been a main concern for the fish meal industry, giving priority to other aspects, such as plant capacity increases and fleet increases. This common pattern shown by the industry gives us a vast field of application because the automatic control becomes crucial for high capacity plant operation in order to maximize efficiencies and maintain or improve quality. Today most fish meal processors manually control quality throughout all stages of production, a flawed and inefficient process. Under normal operating conditions, fish meal must be produced and samples must be tested prior to any adjustments being made.

         Our computerized and centralized automatic control system allows fish meal processors to determine the composition and quality of fish meal before it is produced, rather than adjusting processing equipment after the final product is tested. The current process requires constant taking and analyzing of samples and monitoring of machinery by a processing plant's labor force. Our computerized and centralized control system reduces the number of employees needed and allows for full supervision of the production process from a centralized location rather than multiple locations throughout the process. We believe that our automatic control will enable a producer of fish meal to ensure the quality of its product, increase speed, maximize efficiencies and reduce labor.


         During 1998, we began marketing and selling our automatic control system to the fish meal industry. These units currently sell for $400,000 to $800,000. There are two installations in operation today, both in Chile, which were sold during the latter part of 1998. The purchasers of these systems have not encountered any significant problems. Issues which have arose have been mostly related to adjustments, such as water and heating levels. Since completion of the installations, we have expended approximately $9,000 on both systems relating to adjustments and general maintenance.


         We are presently negotiating to install another system in Chile which should be completed in 12 months and we anticipate an additional two sales in the near future. Chile has approximately 40 fish meal processing plants and Peru has approximately 140 fish meal processing plants. We anticipate additional sales in both of these markets. We are not aware of any other competitive automatic control system currently being produced in these markets.

IMMUNE STIMULANTS

Salmon farming

         As reported by the Aquaculture Magazine in 1999, in its Chile aquaculture report: A Focus on Salmon, Chile is the second largest salmon producer in the world, with yearly sales of more than $600,000,000. While salmon are not native to Chile, today the country accounts for 60% of the U.S. salmon market and over 40% of the world's salmon production, with predictions reaching 50% to 60% within the next five years. The cultivation of salmon is a two year process. It has flourished in the south of Chile because of the region's ideal weather and environmental conditions. Today there are approximately 55 companies operating over 300 individual salmon farm projects in Chile.

         The Chilean salmon market, as with any aquaculture project, has to contend with various diseases which are unique to Chilean salmon. The rickettsia bacteria is one of these unique diseases. We believe that to date there is no vaccine available to successfully combat this bacteria. Chilean salmon fisheries have reported losing approximately 15% to 35% of its stock to disease and it is possible for a farm to lose the majority of its stock to disease. We began researching and developing immune stimulants in an attempt to reduce these high mortality rates. We performed our initial tests on 200,000 salmon ranging in age from 6 to 8 months. These tests were performed at two salmon farms located in Southern Chile. Based on our internal test results our management believes that we have developed oral and injectable immune stimulants which reduce the mortality rates in farmed salmon to approximately 8% to 10%. We continue to evaluate our immune stimulant test results from the salmon farms in Southern Chile.

         We believe our immune stimulant will decrease the use of antibiotics on farmed salmon. In December 1998, "Revista Aqua Noticias," a Chilean salmon producer trade periodical, reported the use of antibiotics in Chile for disease control in salmon was over 85,000 kg. This figure, in comparison to Norway, is very high. Revista Aqua Noticias also reported that Norway, with almost twice the production of salmon, uses only 300 kg. of antibiotics. The high use of antibiotics has created serious problems in Chilean salmon farming, such as higher bacterial resistance, higher doses applied, higher number of treatments to get similar efficiency and continuous replacement of antibiotics. Regulations also forbid farmers to harvest fish when antibiotic treatment is being applied and growing regulations in this area are being established in the other major fish farming countries. We believe that immune stimulants can significantly reduce the use of antibiotics, therefore eliminating the problems the overuse of antibiotics has created and avoiding government regulation that controls the use of antibiotics.


         Immune stimulants are a recent phenomena and are 100% natural. Therefore, oral immune stimulants are not presently subject to specific government regulation. The commercial production of injectable immune stimulants must be done in Chilean veterinarian laboratories that meet government specifications. These specifications are established by the Servicio Agricola y Ganadero, the Chilean department of agriculture. Immune stimulants produced in these labs must also individually meet specifications. Upon commencement of our commercial production of injectable immune stimulants we will enter into an agreement with a qualified veterinary laboratory. We intend to file patent applications for our immune stimulants.

         As of September 30, 1999, there were no sales of our salmon immune stimulants. We continue to test these immune stimulants with three salmon farms in Southern Chile. These tests will continue. On completion of these tests we will sell our immune stimulants throughout Chile, however, we cannot provide any assurances that the test results will be successful. Depending on the success of the salmon immune stimulants, we will expand our research and development to other farm aquaculture production industries. We have already commenced a research and development project for shrimp immune stimulants.


         We believe that we do not face any competition with respect to our injectable immune stimulants. There is a Norwegian company and a U.S. company that have developed oral immune stimulants and are attempting to sell immune stimulants to salmon farmers in Chile.

Shrimp farming

         Should the initial immune stimulant testing with salmon prove to be successful then we will continue to expand our research and development to shrimp farming. We have observed, through direct contact with our Asian fish meal customers and other sources, that the mortality rates for farm raised shrimp are significantly higher than those for salmon. As reported in 1992 by Dr. Douglas Andersen in his article "Immunostimulants, Ajuvants, and Vaccine Carriers in Fish: Applications to Aquaculture," illnesses such as Yellow Head Virus or Taura Virus, have caused economic disasters throughout the Asian and South American farmed shrimp market. The first country destroyed by an epidemic was Taiwan, where the production fell in 1988 from 100,000 tons per year to only 30,000 tons per year, and eventually disappeared.

         Thirty percent of worldwide production of shrimp comes from cultivation and reaches 700,000 tons yearly. The largest worldwide production (550,000 tons) is found in Asia, in countries such as: Indonesia, China, India and Vietnam. The remaining production (150,000 tons) is found in South America (Ecuador and Colombia) and Central America (Mexico, Honduras and Panama). However over the last few years there have been strong variations in the production levels due to bacterial and viral illnesses.

         The mortality rate in farmed shrimp, as reported by Dr. Douglas Andersen, ranges from 30% to 70% and current methods to control disease, such as vaccines and antibiotics, have not been successful. We believe that current vaccines and antibiotics available for pathogens of major commercial impact are ineffective. Therefore, genetic selection in order to obtain a more resistant shrimp to illness, better cultivation strategies, and immune stimulants seem to be the future tools for disease prevention and reducing mortality rates.

         The immune system in shrimp is less developed than in vertebrates and research in this area is very recent. Shrimp are primarily dependent on non-specific immune processes for their resistance to infection. They do not produce antibodies as in the case of mammals. Therefore, substances like immune stimulants, might become an important tool to reduce diseases of crustaceans in aquaculture due to their role as "alarm molecules" that activate the non-specific immune system in shrimp.

         We are working on developing an effective immune stimulant for shrimp. Research is presently in the preliminary stage. A multiprofessional team in the field of shrimp and immunology led by our researchers will analyze shrimp immune responses and will identify the main factors affecting these responses. We have worked with distinguished professionals in this field. In the area of basic immunology we have worked with Professor Rolf Seljelid (University of Tromso in Norway) and with Dr. Elizabeth Cruz (Universidad de Nuevo Leon in Mexico). Dr. Seljelid and Dr. Cruz have expressed interest of being part of our research team. It is anticipated that their employment and compensation will be discussed within the next few months.

POULTRY VACCINES

         We have supplied poultry feed manufacturers, mostly located in Peru and Chile, with certified fish meal since 1989. This ongoing relationship alerted us to specific diseases that have not been cured by the use of conventional vaccine products offered in the market.

         As a result of our research and laboratory testing, we believe that the major weakness with conventional vaccines are that they are not specific to the regions in which a disease is found. We have determined that the specific strains of diseases affecting poultry are unique to each region and therefore need specific responses and treatment. We have developed vaccines along with diagnostic and production laboratories to address the specific needs of Chilean poultry producers and have become the first Chilean producer of poultry vaccines. These vaccines have been registered in Chile and in June 1999 we received re-approval (we opened a new laboratory in Santiago, Chile which required separate approval) by the Chilean government to sell vaccines throughout Chile.

         We began developing poultry vaccines by isolating the viruses and bacteria in diseased poultry. The isolated strains of virus and bacteria was then modified through chicken embrio passages. Through this process we developed non-pathogenic strains that remained immunogenic. These strains are vaccines.

         Today we are producing niche vaccines to treat the following diseases:


                  o bronchitis infection in two presentations for two different pathologies
                  o        hepatitis
                  o        coriza infection
                  o        salmonella enteritidis and its combinations
                  o        combinations of all of the above

         In order to market our vaccine sales in Chile, in April 1997 Tepual entered into a marketing agreement with Biosur S.A., a Chilean corporation 95% owned by Paulina and Andrea Rutman through their interest in Atik and 5% owned by Max Rutman. Biosur S.A. is engaged in the distribution of veterinary products throughout Chile. Under this agreement, Biosur S.A. has agreed to buy and distribute 100% of the vaccines that Tepual produces in Chile. In consideration of this exclusive right to buy and distribute, they will purchase from Tepual a minimum of $40,000 of Chilean vaccines per month. From January 1999 through June 1999, there were not any sales of Chilean vaccines while Tepual was waiting for re-approval of its new laboratory. Tepual received the requisite approval during June 1999 and has recently commenced sales of Chilean vaccines. Tepual believes that the new facility is more than adequate to meet the production demands anticipated from the sale of these vaccines.


         In 1995 we began the production of vaccines specific to the unique strains of disease found in Peru, utilizing a laboratory similar to their Chilean counterpart. To accomplish this, Tepual entered into a licensing agreement with Biosur, S.A.C., a Peruvian company (Biosur S.A.C. is an unaffiliated third party). Under the terms of this agreement, Biosur, S.A.C. will manufacture and market all of our poultry vaccines in Peru and will pay Tepual a 13% royalty on gross sales. As of September 30, 1999, Biosur S.A.C. had sold approximately $300,000 of Peruvian vaccines. Our vaccines have been approved for sale by the Peruvian Ministry of Agriculture. There is currently no patent protection for the Peruvian vaccines. Tepual has also given Biosur S.A.C. the right to manufacture and market poultry vaccines in Ecuador and Bolivia if and when such vaccines are developed.

         We believe the same pathologies exist in Argentinean, Brazilian, Ecuadorian and Bolivian poultry, and therefore are studying the production and sales possibilities of vaccines in these countries. Based upon our preliminary testing, we plan to expand research within Argentina, Brazil, Ecuador and Bolivia in the future. The chart below indicates the size of the poultry market in countries in which we have developed or may develop vaccines for commercial sales. This information was taken from Empresas Lideras 99, a Chilean business journal.

                                          1998 Poultry Production Levels
                                          ------------------------------
                                                     Chickens
                                                     --------

Argentina                                            360,000,000
Bolivia                                               41,000,000
Brazil                                             3,000,000,000
Chile(1)                                             156,000,000
Ecuador                                               67,000,000
Peru(1)                                              220,000,000
                                                  --------------
Totals                                             3,884,000,000

---------------

(1) Peru and Chile are currently the only countries in which we have developed or produced vaccines for commercial use.

RED TIDE DETECTION AND CLEANSING

         Blooms of toxic or harmful microalgae blooms, commonly called red tide, occur when either natural or human factors cause a rapid increase in the production of one-celled organisms (dinoflagellates and diatomeas), which ordinarily grow in water rich in nitrogen and phosphorus. Red tide has occurred in every coastal country in the world. Litoral contamination by man is one of the major causes for the stimulation of microalgal blooms. Microalgae play an important role in the marine biological system. With their photosynthetic ability, they are the major producer of biomass and organic compounds in the ocean. In most cases, the proliferation of plankton algae is beneficial aquaculture and wild fisheries. However, some plankton algae have the capacity to produce potent toxins and in some circumstances these algal blooms produce negative effects, causing severe economic losses to aquaculture, fisheries and tourism, with environmental and health impacts.


         The term red tide is generally a misnomer because it is not associated with tides, not usually harmful and those algal blooms that are harmful may never even reach the densities required to discolor the water. Unfortunately, however, a small number of algal blooms produce potent toxins that can be transferred through the food web where they can affect and even kill humans. Humans are principally exposed to the naturally occurring toxins produced by the harmful algae through the consumption of contaminated shellfish. According to the U.S. National Office for Marine Biotoxins and Harmful Algal Blooms, the most significant public health problems caused by harmful algae are:


          Paralytic Shellfish Poisoning (PSP)
          Diarrhetic Shellfish Poisoning (DSP)
          Ciguatera Fish Poisoning (CSP)
          Neurotoxic Shellfish Poisoning (NSP)
          Amnesic Shellfish Poisoning (ASP)

         Each of these syndromes are caused by different species of toxic algae which occur in coastal waters all over the world. Common impact of red tide includes mass mortalities of wild and farmed fish. However, humans may be severely effected by red tide illnesses.

         Human consumption of PSP toxic shellfish may result in death or paralysis in extreme cases. Paralytic toxins are responsible for PSP and they comprise a collection of different toxins. The main toxins found in shellfish can be classified in three main groups:

          o    Saxitoxin group (STX and neoSTX),
          o    Gonyautoxin group (GTX1, GTX2, GTX3 and GTX4) and
          o    N-sulfocarbamoyl group (C1, C2, C3 and C4).

         Human consumption of DSP toxic shellfish may cause severe diarrhea, nausea, vomiting, cramps and chills. Diarrhetic toxins are responsible for DSP and they comprise a collection of four different toxins. These toxins are:

          o    Okadaic acid (OA),
          o    Dinophysis toxin 1 (DTX1),
          o    Dinophysis toxin 2 (DTX2) and
          o    Dinophysis toxin 3 (DTX3).

                          COUNTRIES WITH RED TIDE AND THEIR NOMINAL CATCHES OF SHELLFISH*
====================================================================================================================================

COUNTRY                                         RED TIDE(1)                      CATCHES (METRIC TONS)(2)            % WORLD(2)
------------------------------------------------------------------------------------------------------------------------------------
China                                    PSP                                            1,041,709                      30.86
------------------------------------------------------------------------------------------------------------------------------------
USA                                      PSP                                              660,766                      19.57
------------------------------------------------------------------------------------------------------------------------------------
Japan                                    PSP                DSP                           411,413                      12.19
------------------------------------------------------------------------------------------------------------------------------------
Philippines                              PSP                                              150,861                       4.47
------------------------------------------------------------------------------------------------------------------------------------
Canada                                   PSP                DSP                           120,497                       3.57
------------------------------------------------------------------------------------------------------------------------------------
Korea Republic                           PSP                                              120,004                       3.55
------------------------------------------------------------------------------------------------------------------------------------
Denmark                                  PSP                DSP                           106,864                       3.17
------------------------------------------------------------------------------------------------------------------------------------
Thailand                                 PSP                                              101,916                       3.02
------------------------------------------------------------------------------------------------------------------------------------
Chile                                    PSP                DSP                            96,151                       2.85
------------------------------------------------------------------------------------------------------------------------------------
Italy                                    PSP                DSP                            65,523                       1.94
------------------------------------------------------------------------------------------------------------------------------------
United Kingdom                           PSP                                               56,954                       1.69
------------------------------------------------------------------------------------------------------------------------------------
Indonesia                                PSP                DSP                            51,766                       1.53
------------------------------------------------------------------------------------------------------------------------------------
Netherlands                                                 DSP                            44,423                       1.32
------------------------------------------------------------------------------------------------------------------------------------
Mexico                                   PSP                DSP                            36,469                       1.08
------------------------------------------------------------------------------------------------------------------------------------
France                                   PSP                DSP                            33,313                       0.99
------------------------------------------------------------------------------------------------------------------------------------
Turkey                                                                                     28,618                       0.85
------------------------------------------------------------------------------------------------------------------------------------
Venezuela                                PSP                                               28,496                       0.84
------------------------------------------------------------------------------------------------------------------------------------
Peru                                                                                       24,993                       0.74
------------------------------------------------------------------------------------------------------------------------------------
Australia                                PSP                DSP                            24,529                       0.73
------------------------------------------------------------------------------------------------------------------------------------
Vietnam                                  PSP                DSP                            23,110                       0.68
------------------------------------------------------------------------------------------------------------------------------------
Norway                                   PSP                DSP                            12,264                       0.36
------------------------------------------------------------------------------------------------------------------------------------
Iceland                                                     DSP                            12,080                       0.36
------------------------------------------------------------------------------------------------------------------------------------
Malaysia                                 PSP                                               11,017                       0.33
------------------------------------------------------------------------------------------------------------------------------------
Russian Fed.                             PSP                                               10,009                       0.30
------------------------------------------------------------------------------------------------------------------------------------
Portugal                                 PSP                DSP                             8,861                       0.26
------------------------------------------------------------------------------------------------------------------------------------
Greece                                                                                      7,801                       0.23
------------------------------------------------------------------------------------------------------------------------------------
New Zealand                              PSP                DSP                             6,810                       0.20
------------------------------------------------------------------------------------------------------------------------------------
Ireland                                  PSP                DSP                             6,734                       0.20
------------------------------------------------------------------------------------------------------------------------------------
Spain                                    PSP                DSP                             6,279                       0.19
------------------------------------------------------------------------------------------------------------------------------------
TOTAL                                                                                   3,310,187                      98.05
------------------------------------------------------------------------------------------------------------------------------------
World Total                                                                             3,375,997                      98.05
====================================================================================================================================
*average of nominal catches 1987-1996
(1)  Source: J.J. Landsberg: Shellfish RES, 1996
(2)  Source: Food Agricultural Organization (FAO): 1997 Fishery Statistics


         Currently there is no way to prevent red tide nor any way to clean or detoxify contaminated shellfish. Today the only acceptable detection method for PSP and DSP is a mouse bioassay test. PSP mouse bioassay is used as the official testing method worldwide, however, the DSP mouse bioassay is only used in a few countries as the official method. These tests consist of injecting a mouse with shellfish extracts under laboratory conditions and waiting for a reaction. If the mouse dies, the sample is considered toxic. While this method is considered the official testing method for red tide, it has weaknesses. Some countries do not permit testing on animals and therefor prohibit the mouse bioassay test. In countries that do permit animal testing for toxin detection, animal regulations require that this test only be administered under laboratory conditions. Therefor the mouse bioassay test does not allow on site testing and does not permit immediate results. Moreover, the DSP mouse bioassay is not a specific nor sensitive assay.


         We have been working for seven years in red tide research for the development of DSP and PSP red tide detection kits with more practical applications than the mouse bioassay test and a decontaminating/cleansing technology to remove toxins from contaminated shellfish. The advantages of our testing methods for detecting PSP and DSP over other current processes are twofold. Our methods allow for testing without the use of animals. Since our tests do not require the use animals, the laboratory space our testing methods require is smaller.

Red tide detection kits

DSP

         We have developed, for laboratory use, a diagnostic kit for the detection of DSP toxins. This kit determines DSP toxicity based on a colorimetric evaluation. Under this method, toxins are detected though samples extracted from the shellfish's hepatopancreas.


         Our DSP kit is an enzymatic assay of a protein phosphatase. A protein phosphatase is a macro molecule that is responsible for releasing phosphate within living cells. It is an enzyme used by a living cell to control metabolism. An enzyme is a protein produced by living animal cells that enable chemical reactions. Our DSP kit uses an isolated protein phosphatase for detecting toxicity. Since DSP toxins inhibit a protein phosphatase at an extremely low level, we have developed our colorimetric assay to inhibit sample enzyme extracts in proportion to the levels that toxins are present. Reactions in the colorimetric assay will produce a color to indicate toxicity.

         Our DSP kit can detect all diarrhetic toxins. Our conclusions have recently been presented by Mario Chiong, one of our researchers, at the International Meeting on Red Tide. This meeting was held in Puerto Varas, Chile, during the first two weeks of August 1999.


         This kit is being introduced in the Chilean market and was presented in 1998 at the Second Convention of Harmful Algae Blooms (Segundo Taller de Floraciones de Algas

Nocivas), an international conference on red tide, sponsored by the National Oceanographic Committee, a division of the Chilean Navy. We are preparing our marketing and commercialization of the kit and there is currently no patent for this technology. While we intend to file for patents, there can be no assurances that we will obtain patent protection.

PSP


         We are also developing PSP diagnostic kits. We have developed techniques using antibodies to isolate PSP toxins as well as analytical and toxicological methods using antibodies to quantify and qualify PSP toxins. These methods involve extracting acid fluids from a shellfish to detect whether the shellfish contains PSP toxins through the analyzation of the fluids. These methods will detect PSP toxins from the acid extracts of shellfish determining whether the specific shellfish actually contains toxins. We have developed certain procedures to isolate and purify the three main groups of PSP toxins (saxitoxin, gonyautoxins, and sulfocarbamoyl) as well as analytical and toxicological methods to quantify and to qualify each PSP toxin.


         Our PSP kit consists of an immunoassay. In our immunoassay, toxins are bound to a biopolimer to make the PSP toxin conjugates. Conjugates are necessary to generate antibodies. PSP toxin specific antibodies were developed using these conjugates. These antibodies are used to detect PSP toxins in shellfish, gastropods and crustacean extracts. This kit also is a colorimetric assay and the color is correlated to the amount of toxin present in the sample extract. We have developed antibodies against saxitoxin, gonyaulatoxin and sulfocarbamoyl toxins that are used in our kit to detect all PSP toxins. Until now, PSP toxins and correlating conjugates have been impossible to obtain. We believe that before our technology, no one has developed antibodies which cover the three major groups of PSP toxins (saxitoxin, gonyaulatoxin and sulfocarbamoyl toxin groups).

Production of kits

         Through a joint venture with Centro de Estudios Cientificos de Santiago
(CECS), a Chilean private non-profit research company, we have produced an antitoxin test system. This antitoxin test system was developed from the antitoxin "saxitoxin," of which the intellectual rights to the antitoxin saxitoxin are exclusively held by CECS. We have acquired a 50% ownership interest in this antitoxin test system. We believe this antitoxin test system has enabled us to develop a PSP detection test for specific PSP toxins which can be used in specialized laboratories. This method, consistent with our methodology described above, will extract and analyze acid fluids from a shellfish to detect whether the shellfish contains specific PSP toxins. We are solely responsible for the commercialization of this antitoxin test system. By contract with CECS we will receive 60% of all the benefits of any licensing, royalties or sales limited to this antitoxin test system while the remaining 40% shall accrue to CECS.



         By agreement, dated June 20, 1998, between Tepual, CECS and R-Biopharm GmbH, a German company, Tepual and CECS have agreed to supply R-Biopharm GmbH with antibodies necessary to produce PSP ELISA Test Kit. R-Biopharm GmbH will manufacture and distribute the PSP ELISA Test Kit under the trademark "RIDASCREEN." This agreement provides that Tepual and CECS will receive royalties of 12.5% of the net sales of the PSP ELISA Test Kit, of which Tepual will receive 60% (consistent with our agreement with CECS), for 10 years dated from the execution of the agreement. We believe that this PSP ELISA Test Kit will begin to be sold commercially during the first quarter of 2000. R-Biopharm GmbH has paid a royalty of $5,000 during 1999 and will pay a minimum of $15,000 for each remaining year under this agreement. This payment constitutes minimum royalties against the 12.5% of net sales on an annual basis.

         Under a separate agreement, dated June 20, 1998, between Inual and R-Biopharm GmbH, Inual has agreed to supply R-Biopharm GmbH with all toxins and conjugates necessary to produce the PSP ELISA Test Kit. This agreement provides that Inual shall receive royalties of 12.5% of the net sales of the PSP ELISA Test Kit for 10 years dated from the execution of the agreement. R-Biopharm GmbH will also pay a minimum royalty of $5,000 during 1999 and a minimum of $15,000 for each remaining year under the agreement. This payment constitutes minimum royalties against the 12.5% of net sales on an annual basis. In addition to this 12.5% royalty, Inual shall receive $400,000, from R-Biopharm GmbH in consideration for supplying R-Biopharm GmbH with a customer list for the future potential sales of the PSP ELISA Test Kit. This payment is due two years from the date of the agreement. Inual transferred this contract to Tepual in July 1999, and we will receive 100% of its benefits.



         Through a separate agreement between R-Biopharm GmbH and Inual dated May 20, 1998, of which Inual also transferred to Tepual in July, 1999, R-Biopharm GmbH agreed to supply Inual on a continuous demand with commercial PSP ELISA Test Kits at a price equivalent to those of R-Biopharm GmbH's other future distributers. This agreement will permit us to sell the PSP ELISA Test Kit in countries including, but not limited to, Chile, the United States and Japan, where we have the ability to market this product.

         Together with CECS we have jointly applied for patents in Chile, USA, Canada and the European Community for our antitoxin test kit, under a patent application titled "immunoassay forthe detection and quantitation of toxins causing paralytic shellfish poisoning." While we may apply for worldwide patents with CECS there can be no assurances that we will obtain these patents. As of the date of this offering we have not received any patent protection for our antitoxin test kit.

Future developments

         on site testing kits

         Having developed detection kits that have shown successful results in the laboratory, we plan to focus our efforts on the development of on site testing kits for PSP and DSP. We believe that our current research and development may lead to a commercial testing kit that would enable commercial shell fishers, recreational fisherman or restaurants to test shellfish for toxicity levels on location with a fast, economical, reliable and comprehensive kit to perform on site PSP or DSP detection tests.

         cleansing of shellfish

         Through continuous research we have also developed and tested at the laboratory level, an innovative multi-step procedure for decontaminating or cleansing potentially PSP tainted shellfish, which may be applied in processing plants or restaurants. We have developed technology which has enabled us in laboratory testing to chemically remove toxins, without changing the organolleptic (flavor, texture and color) characteristic of the shellfish or introducing negative environmental effects. We believe this process, which involves dipping entire shellfish stocks in a cleansing solution can be used in pre-cooked or canned shellfish, reducing toxicity to acceptable consumption levels. We believe that this preventative process may be used to guarantee safe human consumption of canned or cooked shellfish, regardless of whether the shellfish has even been tested for PSP toxins. We have applied for patents in Chile, the United States, Canada, Australia and the European Community and may apply for worldwide patents.

TRADEMARKS AND PATENTS

         We currently have trademark rights over the Tepual and Inual brands in Chile, Columbia, Taiwan, China, Ecuador, Mexico (only for Tepual(TM)), Japan, Peru and South Africa. As of the date of this offering we have not applied for further trademark protection.

         Patent protection for our poultry vaccines is limited to Chile and currently only protects our Chilean vaccine for bronchitis infection. We intend to patent our other Chilean vaccines, however, as of the date of this offering, we have not filed nor received patent protection for any of our other Chilean vaccines. As of the date of this offering we do not have any patent protection for our immune stimulants.

         We have applied for patent protection for our red tide paralytic shellfish poisoning detection kit (antitoxin test kit) and our red tide paralytic shellfish poisoning detoxification process. These patent applications have been made in the United States, Chile, Canada, and the European Community. An additional patent application for red tide paralytic shellfish poisoning detoxification has been filed in Australia. We have also applied for patent protection in Chile for a procedure to obtain krill oil.

         We have received comments to our patent filings in the United States for our red tide paralytic shellfish poisoning detection kit (antitoxin test kit) and our red tide paralytic shellfish poisoning detoxification process and anticipate filing responses in the U.S. Patent Office. We are unable to predict the timing of the grants of any patents or if any patent protection can be obtained.

PRODUCT DISTRIBUTION

Nutrient products

         We have our own five person sales staff plus our chief executive officer located in our offices in Santiago that sells all of our nutrient products directly to customers. While our sales staff may travel throughout the world to see clients, today's communications allows our staff to remain in constant contact with our customers while operating out of our offices in Santiago.

Automatic control systems

         Our automatic control systems will be sold through our own internal sales staff located in our Santiago offices.

Immune stimulants

         Our salmon immune stimulants will be sold through our own internal sales staff located in our Santiago offices. We have not established any distribution method for our shrimp immune stimulants. Future distribution of shrimp immune stimulants may be through agents located in the countries in which we sell our shrimp immune stimulants or through our own internal sales staff.

Poultry vaccines

         We have contracted with Biosur S.A. for the distribution of our Chilean poultry vaccines. Biosur S.A. has the exclusive right to distribute our Chilean poultry vaccines. We have contracted with Biosur S.A.C. for the distribution of our Peruvian poultry vaccines.

Red tide

         Our DSP kit will be distributed directly through our own internal sales staff for all products distributed in Chile. Upon the commercial viability of our DSP kit, we will contract with agents or independent sales forces wherever we intend to market our DSP kit.

         R-Biopharm GmbH has an exclusive option to distribute our PSP detection kit, with the exception of Chile, the United States and Japan. In these countries, we will determine our method of distribution at a later date. We anticipate that we will distribute our PSP detection kit through our own internal sales staff for PSP kits sold in Chile. Distribution of our PSP kits in the United States and Japan may be through independent sales agents.

GOVERNMENT REGULATION

Nutrition

         Our brokerage business is subject to general import and export regulations that are not specific to our nutrient products.

         Chilean and international fishing laws have and may place restrictions and limitations on the catching of fish. Future restrictions and limitations can have an effect on the availability of fish used in fish meal.

         Krill catches are limited by the Convention of the Commission for the Conservation of Antarctic Marine Living Resources. The aim of the convention is to conserve marine life. This does not exclude harvesting as long as such harvesting is carried out in a rational manner. This international body limits the total amount of krill that can be harvested in Antarctic waters to 1.5 million tons. The total amount of krill that is currently being harvested in Antarctic waters is about 70,000 tons.

         Although we have developed numerous products, specific government regulation of which we are subject to, and responsible for obtaining or maintaining compliance, is limited to the products we manufacture ourselves. Material government regulation for our self-produced products include:

Immune stimulants

         The commercial production of our injectable immune stimulants is subject to regulatory approval by the Servicio Agricola y Ganadero. The Servicio Agricola y Ganadero is the Chilean equivalent to the USDA. We will be regulated by Servicio Agricola y Ganadero in two ways:


         o   veterinary laboratory approval; and

         o   final product approval.


         Once our injectable immune stimulants are ready for commercial sale, we will seek approval from the Servicio Agricola y Ganadero. There is no regulation for our oral immune stimulants.

Chilean poultry vaccines

         The commercial production of our Chilean poultry vaccines also requires laboratory and product approval from the Servicio Agricola y Ganadero. We have received its approval.

Other products

         Our other products, such as our Peruvian poultry vaccines and red tide detection kits are subject to government regulation in the countries in which they are produced. Receiving government approval and satisfying government regulation, however, is the responsibility of the companies that are manufacturing our products.

         We also incur government regulation when we sell our products outside of Chile. We are subject to import and export restrictions in every country that we sell our nutrient products. No import or export law has had a material effect on our brokerage business.

RESEARCH AND DEVELOPMENT

         Our research and development division includes cooperative efforts with academic, private and government institutions and our own highly qualified scientists. Our internal research and development staff includes 36 employees. Of these employees 33 are full-time employees. We believe we are able to recruit these highly qualified employees though incentives relating to productivity. We intend to enter into employment agreements with certain of our researchers. These researchers will receive a royalty for products they have developed. During 1998 and 1997, respectively, we spent $426,195 and $232,128 on research and development (does not include software development costs).

KEY PERSONNEL

         Our key personnel include the following:

Nutrition and immune stimulant research

         Dr. Jenny Blamey - Dr. Blamey graduated from the University of Georgia with a bachelor degree in science. She also received a masters degree and Ph.D. in biochemistry from the University of Georgia. Dr. Blamey has been a research scientist for Tepual since 1994 and our research manager since 1996. Prior to her employment with us, Dr. Blamey was a researcher of enzymes at the Center for Metallo at the University of Georgia from 1984 until 1994. Today Dr. Blamey's research areas include the study of hyperthermophile enzymes, protein purification, enzymology and enzyme technology. Dr. Blamey is a member of the Chilean Society of Biology and the Society of Molecular Biology and Biochemistry.


         Claudia Lopez - Ms. Lopez graduated from the Universidad Catolica de Chile with a degree in biochemistry. Ms. Lopez has also received post-graduate training from the Fermentation Research Institute in Tsukuba, Japan and the University of Washington where she studied aquaculture. Her research areas within Bio-Aqua include fish nutrition, fish immunology, fish pathology, immunostimulants, feed formulation and marine pigments.

         Maria Teresa Millan - Ms. Millan graduated from the Universidad Catolica de Valparaiso in Chile with a degree in biochemical engineering. She has been working for us since 1990 and is currently in charge of our product development division. Her research areas within Bio-Aqua include enzyme technology, feed formulation and seafood solids.

Vaccine research


         Dr. Ricardo Gallardo - Dr. Gallardo is a licensed doctor in animal sciences and veterinary medicine. He has been involved in poultry vaccine research for over 25 years. He is a specialist in the fields of poultry production and poultry pathology. Dr. Gallardo is also a professor of poultry production and pathology at the Universidad Mayor in Chile and was a professor at the Universidad de Chile. He is a member of numerous professional organizations, including the College of Doctors in Veterinary Medicine, the Society of Doctors in Veterinary Medicine and the Association of Doctors in Veterinary Medicine. Dr. Gallardo has been working for us for 12 years where he is our lead researcher for poultry vaccines.


Automatic control processing

         Oscar Cornejo - Mr. Cornejo graduated from the Universidad de Concepcion and Universidad Catolica de Valparaiso with degrees in chemistry and chemical engineering. Mr. Cornejo is the head of our automatic control division. He is a member of the International Fishmeal and Oil Association (IFOMA) and an international consultant for the Food Agricultural Organization (FAO). Prior to working with us, Mr. Cornejo was the technical director and general manager of Boher Chile, a leading fructose and corn syrup processor in South America. Mr. Cornejo also served as the managing director of Compania Pesquera San Pedro, a fish meal and canning company in Chile, for 14 years.

         Pedro Sayes - Mr. Sayes graduated from the Universidad de Santiago in Santiago, Chile with a degree in electronic engineering. He has been working for us for 10 years in our automatic control division. Mr. Sayes designs and develops automatic control equipment and systems for us.

Red tide


         Dr. Sergio Lavandero - Dr. Lavandero graduated from the Universidad de Chile with a degree in pharmaceutical chemistry and a Ph.D. in biochemistry. He has been leading our toxin research projects and is the project manager for our toxic research division. Dr. Lavandero is a professor at the Universidad de Chile and his areas of specialty within our research divisions include polyclonal and monoclonal antibody production, toxin pharmacology and the study of tissue culture.

         Dr. Nestor Lagos - Dr. Lagos graduated from the Universidad de Chile where he received a degree in biochemistry, a Masters degree in biochemistry and a Ph.D. in biology. He has also received post-doctoral training at the University of California, Los Angeles. Dr. Lagos has led Tepual's red tide research division since 1994. His areas of research also include marine toxins and the isolation and purification of toxic biomolecules. Dr. Lagos is also a professor of membrane physiology at the Universidad de Chile.

         Mario Chiong - Mr. Chiong graduated from the Universidad de Chile with a degree in biochemistry and has been a researcher and biochemist for us since 1994. Mr. Chiong's area of research includes red tide and marine toxins.

TECHNICAL NETWORK

         We have also developed an international network of scientists who are called upon from time to time to consult with us. A partial list of our technical network and their areas of expertise is as follows:

Nutrition

Aquaculture

         Professor Ron Hardy                  Idaho University, USA.
         Professor Addison Lawrence           Texas A&M University, USA.
         Dr. Dean Akiyama                     Technical Director of Japfa,
                                              Indonesia.
         Dr. Lucia Elizabeth Cruz             Facility of Biological Sciences,
                                              Universidad Autonoma  Nuevo Leon,
                                              U.A.N.L., Mexico.
         Dr. Heinrich Kossman                 Former R&D Director of Ewos Fish
                                              Feed Company, Sweden.

         Dr. Elinar Watne                     R&D Director of NorAqua,
                                              aquiculture company, Norway.

Pigs
         Professor Froseth                    Washington State University, USA.
         Dr. Ad van Wessel                    Provimi, animal feed producer,
                                              Holland.

Poultry

         Dr. Barry Hundley                    Nutrition Expert; Former Director
                                              of Rainbow Chicken, South Africa.

Immunology

         Professor Rolf Sejlelid              Head of Pathology Department,
                                              Tromso University, Norway.

         Professor Douglas Anderson           Former Director National Fish
                                              Health Research Lab, USA.

Biotechnology & automatic control processing

         Professor Tung Ching Lee             Food Science Department, Rutgers
                                              University, USA.
         Dr. Alfredo de Ioannes               Universidad Catolica de Chile,
                                              Centro de Estudios Cientificos de
                                              Santiago, Chile.
         Dr. Ralf Dreher                      R-Biopharm GmbH, development
                                              company, Germany.
         Dr. Eugene T. Smith                  Hammline University, USA.
         Dr. Mario Perez Won                  Food Engineering Department,
                                              Universidad de la Serena, Chile.

FOREIGN CORRUPT PRACTICES ACT

         Substantially all of our operations are transacted in South America. To the extent that we conduct operations and sell our products outside the U.S., we are subject to the Foreign Corrupt Practices Act which makes it unlawful for any issuer to pay or offer to pay, any money or anything of value to any foreign official, foreign political party or foreign political party official or any candidate for foreign political office (foreign official) or any person with knowledge that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any foreign official.

         We have not made any offers, payments, promises to pay, or authorization of any money or anything of value to any foreign official and have implemented a policy to be followed by our officers, directors, employees and anyone acting on its behalf, that no such payments can and will be made. We have made all employees cognizant of the need for compliance with the Foreign Corrupt Practices Act and any violation of our policy will result in dismissal. Further, we conduct periodic reviews of this policy with all employees to ensure full compliance.

FOREIGN INVESTMENT LAWS AND REGULATIONS

         The Chilean Constitution establishes that any Chilean or foreigner may freely develop any activity in Chile so long as the securities activity in Chile does not contravene existing laws dealing with public morals, public safety or national security and follows the laws that regulate such activity. It also establishes the principle of non-discrimination, thus guaranteeing foreign investors equal protection under Chilean law. Additionally, Chilean law prohibits any discretionary acts by the Chilean government or other entities against the rights of persons or property in derogation of this principle. Foreign investors may transfer capital and net profits abroad. There are no exchange control regulations which restrict the repatriation of the investment or earnings except that the remittance of capital may take place starting a year after the date the funds were brought into the country, but net profits can be remitted at any time, after deduction of applicable withholding income taxes. Therefore, equity investments in Chile by persons who are not Chilean residents follow the same rules as investments made by Chilean citizens.

         These principles are the basis for the DL 600. Based on DL 600, the foreign investor and the government sign a legally-binding investment contract which may only be modified by mutual consent. The contract sets forth the current tax and foreign exchange laws as each relates to the specific investments by that investor in Chile. Thus, the investor is protected against any subsequent changes in the law which could adversely affect the investor or his investments in Chile. Although the Chilean government has been successful in keeping this principle in place forthe last 23 years, there can be no assurances that a breach by the Chilean government will not occur in the future or that it would not adversely affect our rights to do business in Chile. Moreover, while there has been no precedent that political changes had determined changes in these rules, no assurances can be made that such changes will not occur in the future. We intend to enter into an investment contract with the Government of Chile on or around the closing of this offering.

EMPLOYEES

         As of September 30, 1999, we employed 67 employees, of which 8 were full-time salaried employees in administration, 8 were full-time salaried employees in trading and brokering positions and 36 were involved in research and development. All of our management and employees who reside in Chile speak Spanish and our senior management team in Chile also communicates in English. None of our employees are covered by a collective bargaining agreement. We believe that the dedication of its employees is critical to our success, and that our relations with our employees are good.


PROPERTIES

         We own approximately 1,420 square feet of executive office space and research facilities in Santiago, Chile. This property was purchased by Tepual in 1992 for a purchase price of approximately $110,000.

         We also lease four facilities in Santiago, Chile. We lease approximately 1,400 square feet of office space which is used by our trading, quality control, finance and accounting departments at a rate of $1,439 per month. The lease is for two years, commencing April 30, 1998, and provides for an automatic renewal term of one year, unless leasee or leasor terminates in writing. We also hold an option to buy this facility in the event the leasor decides to sell the property.

         We lease approximately 2,670 square feet of laboratory space for production and quality control of poultry vaccines at a rate of $5,200 per month. The lease contract commenced in March 1999, and is for an indefinite term, terminable on four months notice by either party. We are responsible for obtaining and maintaining proper government authorization for producing biological products within the facility.

         We lease two buildings containing approximately 2,070 square feet of laboratory space for bio-toxilogical testing, aquaculture research and development and a pilot plant for research and development at a total rate of $1,604 per month. The lease was for an initial term of one and one-half years, commencing in November 1995, and automatically renews, unless there is a written request for termination by either party.

         We lease approximately 6,000 square feet of warehouse space within two buildings in Santiago, Chile at a total rate of $7,400 per month. These spaces are used to store feather meal and for processing and packaging of these products. The lease contracts do not include a termination date, although either party must provide thirty days notice to terminate either agreement.

         Chilean law provides that a landlord may not evict a tenant without a court hearing, although the tenant is responsible for all costs related to such a hearing.

         Upon the effective date, we will enter into a two year lease with Andean Financial Corporation for its corporate U.S. offices in Boca Raton, Florida, which lease may be renewed for an additional two year term. David Mayer, a member of our board of directors, is the sole shareholder, officer and director of Andean Financial Corporation. The annual lease amount will be $30,000 annually, payable semi-annually, which includes all telephone and facsimile, secretarial and other expenses. These terms were negotiated on an arm's length basis and such terms are competitive with current lease terms for similar arrangements in the South Florida area.

LEGAL PROCEEDINGS

         We are not a party to any pending legal proceeding the resolution of which, our management believes, would have a material adverse effect on our results of operations or financial condition, nor to any other pending legal proceedings other than ordinary, routine litigation incidental to its business.

ADDITIONAL INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement in Washington, D.C., on Form SB-2 under the Securities Act, with respect to the securities we are offering. This prospectus does not contain all the information set forth in the registration statement and its exhibits. For further information about us and the securities we offer, reference is made to the registration statement and to the exhibits filed. The statements contained in this prospectus as to the contents of any contract or other document identified as exhibits in this prospectus are not necessarily complete, and in each instance, reference is made to a copy of such contract or document filed as an exhibit to the registration statement, each statement being qualified in any and all respects by such reference.

         The registration statement, including exhibits, may be inspected without charge at the principal reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; at its Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, and copies of such materials can be obtained from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. set forth above or by calling the Securities and Exchange Commission at 1-800-SEC-0330 upon payment of prescribed fees. Additionally, the Securities and Exchange Commission maintains a Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Securities and Exchange Commission and the address of this site is (http://www.sec.gov).


         We intend to furnish our shareholders with annual reports containing audited financial statements and such other periodic reports as we may from time to time deem appropriate or as may be required by law.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF BIO-AQUA SYSTEMS, INC.

Name                        Age      Position
----                        ---      --------

Max Rutman (1)              59       Chief Executive Officer, President,
                                     Chairman of the board of directors
Guillermo Quiroz (2)        49       Chief Financial Officer, Vice President of
                                     Finance and Administration,  Director
Nestor Lagos (2)            48       Director
Sergio Vivanco (2)          46       Director
David Mayer (1)             57       Director, Assistant Secretary

-------------
(1)      Has served in his position since our inception in March 1999.
(2)      Will commence serving as a director upon the effective date.


         MAX RUTMAN has served as chief executive officer, president and chairman of the board of directors of Bio-Aqua since its inception in March 1999 and as the chief executive officer and Chairman of the board of directors of Tepual since its incorporation. Mr. Rutman has served as general manager of Tepual since 1989. Mr. Rutman has received a degree in chemical engineering from the Universidad de Santiago and a masters degree in food science from Massachusetts Institute of Technology (MIT). Mr. Rutman has served as the head of bio- engineering division and former director of the Protein Group at I.F.O.P. (Chilean Institute of Fisheries Development). He has also been a visiting professor in food science and biotechnology at the following universities: Universidad Catolica, Universidad Catolica de Valparaiso and Universidad de Santiago. Mr. Rutman has also been consultant to the World Bank, the Interamerican Development Bank, the Ford Foundation, MIT and Colorado State University's International Development Agency. Mr. Rutman is a member of the Academy of Science and the Institute of Food Technology.


         GUILLERMO QUIROZ has served as chief financial officer, vice president of finance and administration of Bio-Aqua since inception and will serve as a member of the board of directors of Bio-Aqua as of the effective date. Mr. Quiroz has served as president, chief financial officer and vice president of finance and administration of Tepual since October 1998 and as member of the board of directors of Tepual since May 1999. Mr. Quiroz has also been a financial advisor for Tepual since 1994. From 1985 through 1994 Mr. Quiroz served as the general manager and legal representative for Salmosur S.A., a fish farming company. From 1994 through April 1997 Mr. Quiroz was the chief executive officer for Soalva S.A., a Chilean dairy producer and distributor and also a financial advisor for Varmontt S.A., a Chilean transportation company. From May 1997 through September 1998 Mr. Quiroz was the chief financial officer for Empresas Dicsa S.A., a Chilean company engaged in the import, distribution and service of construction and mining equipment where he was responsible for financial planning and corporate administration throughout Chile, Peru, Argentina and Bolivia. Mr. Quiroz is a commercial engineer and auditor.

         NESTOR LAGOS will serve as a member of Bio-Aqua's board of directors as of the effective date and has been a member of Tepual's board of directors since April 1999. Dr. Lagos has led Tepual's red tide research department since 1994. Dr. Lagos is also a professor of membrane physiology at the Universidad de Chile located in Santiago, Chile. Dr. Lagos is a biochemist with a Ph.D. in biology and has also received post-doctoral training at the University of California, Los Angeles (UCLA).



         SERGIO VIVANCO will serve as a member of Bio-Aqua's board of directors as of the effective date. Since November 1997, Mr. Vivanco has served as a member of the board of directors of Uniservice Corporation (NASDAQ SmallCap:
"UNSRA," "UNSRW"). Since 1991, Mr. Vivanco has served as a member of the board of directors of Kentucky Foods Chile, S.A., the Kentucky Fried Chicken franchisee in Chile. Mr. Vivanco has been an attorney since 1979 and has served as general counsel to Tepual since 1998. Mr. Vivanco is a partner in the law firm of Abud, Vivanco and Vergara in Santiago, Chile, which serves as Tepual's and our legal counsel in Chile.

         DAVID MAYER has served as a member of Bio-Aqua's board of directors and assistant secretary of Bio-Aqua since March 1999 and has entered into a ten year consulting agreement with the Bio-Aqua. Since July 1997, Mr. Mayer has served as the president of Andean Financial Corporation. Since November 1997, Mr. Mayer has also served as a member of the board of directors and assistant secretary of Uniservice Corporation (NASDAQ SmallCap: "UNSRA," "UNSRW"). From January 1992 to March 1996, Mr. Mayer was a consultant to various companies where he assisted with mergers and acquisitions.


DIRECTORS AND EXECUTIVE OFFICERS OF TEPUAL

         The directors and executive officers of Tepual are as follows:

Name                       Age     Position
----                       ---     --------
Max Rutman(1)              59      Chief Executive Officer, Director
Guillermo Quiroz(1)        49      Chief Financial Officer, President, Director
Nestor Lagos (1)           48      Director

(1)      See "Directors and executive officers of Bio-Aqua Systems, Inc."

ELECTION OF DIRECTORS

         Each of our directors are elected at our annual meeting of shareholders and holds office until the next annual meeting of shareholders, or until his or her successor is elected and qualified. The bylaws permit the board of directors to fill any vacancy and such director may serve until the next annual meeting of shareholders or until his successor is elected and qualified.

         We have agreed that for a period of three years after the effective date, if requested by the representative, we will use our best efforts to cause one individual designated by the representative to be elected to our board of directors, which individual may be a director, officer, employee or affiliate of the representative. The representative has not, to date, selected a designee to our board of directors. Alternatively, the representative may designate a person to attend meetings of our board of directors as an observer for three years following the effective date.

DIRECTORS' COMPENSATION

         Upon the effective date, our non-employee Directors, David Mayer and Sergio Vivanco, will receive $100 plus expenses, for attendance at each meeting of the board of directors, as well as reimbursement of reasonable out-of-pocket expenses incurred in connection with their attendance at the meetings. We intend to purchase directors and officers insurance as soon as practicable to the extent that it is available and cost effective to do so.

COMMITTEES OF THE BOARD OF DIRECTORS

         Our audit committee will be established upon the effective date and will consist solely of Sergio Vivanco. Our audit committee will review the work of the audit staff and direct reports covering such work to be prepared. Our audit committee will oversee our continuous audit program to attempt to protect against improper and unsound practices and to attempt to furnish adequate protection for its assets and records. Our audit committee also will act as liaison to our independent certified public accountants, and will conduct such work as is necessary and will receive written reports, supplemented by such oral reports as it deems necessary, from our independent certified public accountants.

         Our compensation and stock option committee will be established upon the effective date and will consist of Messrs. Rutman, Quiroz and Mayer. The compensation and stock option committee will make recommendations with respect to compensation of senior officers and granting of stock options and stock awards.

         Our nominating committee will be established upon the effective date and will consist of Messrs. Rutman, Vivanco and Quiroz. The nominating committee will make recommendations with respect to qualified individuals to become members of our board of directors.

         Of the five members of the board of directors, Messrs. Vivanco and Mayer are non- employee directors. However, we have entered into a consulting agreement with Mr. Mayer and Mr. Vivanco serves as our Chilean counsel.

APPOINTMENT OF OFFICERS

         Officers are elected annually by the our board of directors and their terms of office are, except to the extent governed by employment contracts, at the discretion of the board of directors. Our officers devote full time to the business.

EXECUTIVE COMPENSATION AND EMPLOYMENT AGREEMENTS

         The following table sets forth compensation awarded to, earned by or paid to our chief executive officer and each executive officer whose compensation exceeded $100,000 for the year ended December 31, 1998. We did not grant any stock options, restricted stock awards or stock appreciation rights or make any long-term incentive plan payments during 1998. This table is based solely upon compensation received from Tepual. It also includes payments under Chilean social security provisions.

                                            SUMMARY COMPENSATION TABLE
                                            ---------------------------
                                                                                          Other Annual
Name and Principal Position               Year         Salary($)           Bonus ($)      Compensation($)
---------------------------               ----         ---------           ---------      ---------------
Max Rutman CEO,                           1998          $  48,000           $    -0-          $   -0-
   President and Chairman                 1997             48,000                -0-              -0-
                                          1996             48,000                -0-              -0-

EMPLOYMENT AGREEMENTS

         Max Rutman, Chief Executive Officer, President and Chairman. Tepual, our subsidiary, has entered into a written three-year employment agreement with Mr. Rutman, which shall commence upon the effective date. Under the terms and conditions of his employment agreement, Mr. Rutman shall receive an initial annual base salary of $200,000, annual bonuses of up to $100,000, as determined by Tepual's board of directors. Mr. Rutman shall be reimbursed for his ordinary and necessary business expenses including fees for membership in one business or social club, up to a maximum of $10,000 per year, and in other clubs and organizations as Tepual and Mr. Rutman shall mutually agree are necessary and appropriate. In any event Mr. Rutman terminates his employment contract within 12 months after a change in control, he will be entitled, for the remaining term of his employment contract, to:

         1.       earned, but unpaid salary;

         2. benefits to which he is entitled as a former employee under our benefit and compensation plans;

         3.       continued health benefits;

         4.       monetary payments under severence plans; and

         5. all cash and stock payments he would have been entitled to, had his employment not terminated.

We intend to obtain a $1,000,000 key man life insurance policy, of which we will be the beneficiary on the life of Mr. Rutman.

         Guillermo Quiroz, Chief Financial Officer. Tepual, our subsidiary, has entered into a written two year employment agreement with Guillermo Quiroz, which shall commence upon the effective date. Under the terms and conditions of his employment agreement, Mr. Quiroz shall receive an initial annual base salary of $100,000, bonuses of up to $20,000 per year, as determined by Tepual's board of directors, as well as $7,500 for automobile expenses. Prior to the effective date, Mr. Quiroz entered into a written employment agreement with Tepual. This employment agreement will terminate upon the effective date of the written employment agreement with Tepual that we have described.

         Chilean Social Security/AFP and ISAPRE. Messrs. Rutman and Quiroz are also entitled to receive certain social security benefits under Chilean law. The Social Security laws in Chile were established as a private system that requires all companies to retain approximately 20% of the gross salaries of its employees, up to a maximum of $4,408.95 per year, which is used to pay both Administrators of Pension Funds Companies (AFP) and Institutions of Provisional Health (ISAPRE).

         The allocation of this 20% to each service is approximately as follows:

         (a) 10% to the AFP: This amount is deposited in an individual interest-bearing account of each employee to cover their retirement. In Chile, the age of retirement is 60 for women and 65 for men.

         (b) 3% to the AFP: This amount covers any partial or permanent disability and, in the case of death, will provide a monthly amount to the deceased's spouse. The amount paid corresponds to 70% of an employee's average salary, based upon the last 10 years of the employee's life.

         (c) 7% to ISAPRE: This amount covers medical fees, hospitalization and clinical examinations. This percentage may be voluntarily increased by the employee according to the employee's contractual agreement with the employee's ISAPRE. In many instances it may be necessary to pay additional costs for health care.

         Additionally, Chilean law requires the payment of one month salary (up to a maximum of approximately $2,736.00) for each year (or portion of salary in excess of six months worked in the last year) worked by the employee when he is dismissed without cause, subject to a maximum of eleven months (up to a maximum of $2,736.00 per month, or an aggregate of $30,104.00). When the employee terminates his or her employment, no compensation is legally required.

         Bonuses. Bonuses will be determined by our compensation committee based on our results of operations and individual performance. Our compensation committee has not established any specific formula or criteria for determining bonuses.

STOCK OPTIONS

         During fiscal year 1998, there were no option or SAR grants to any persons, including any of our executive officers or directors.

INCENTIVE AND NON-QUALIFIED STOCK OPTION PLAN

         On June 1, 1999, the board of directors and a majority of our shareholders adopted our stock option plan. The purpose of our stock option plan is to increase our employees', advisors', consultants', and directors' proprietary interest in Bio-Aqua and Tepual, to align more closely their interests with the interests of our shareholders, and to enable us to attract and retain the services of experienced and highly qualified employees and directors. We have reserved an aggregate of 300,000 shares of class A common stock under the stock option plan.

         Our board of directors, or a committee of our board of directors, administers and interprets the stock option plan and is authorized to grant options under the stock option plan to all our eligible employees, including our officers and directors (whether or not employees). The stock option plan provides for the granting of incentive stock options (as defined in Section 422 of the Internal Revenue Code), non-statutory stock options and reload options. Options may be granted under the stock option plan on such terms and at such prices as determined by the board of directors, or a committee, except that in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of such fair market value.

         The exercise price for any option under the stock option plan may be paid in cash, in shares of class A common stock or such other consideration that is acceptable to the board of directors or any committee. If the exercise price is paid in whole or in part in class A common stock, such exercise may result in the issuance of additional options, known as reload options, for the same number of shares of class A common stock surrendered upon the exercise of the underlying option. The reload option would be generally subject to the same provisions and restrictions set forth in the stock option plan with respect to the underlying option except as varied by the board of directors or any committee. A reload option enables the optionee to ultimately own the same number of shares as the optionee would have owned if the optionee had exercised all options for cash.

         Options granted under the stock option plan will be exercisable after the period or periods specified in the option agreement. Options granted under the stock option plan are not exercisable after the expiration of five years from the date of grant and are not transferable other than by will or by the laws of descent and distribution. The stock option plan also authorizes us to make loans to optionees to enable them to exercise their options.

         As of the effective date, no options have been granted under our stock option plan. Furthermore, to the extent that any options granted within the first year are exercised, the underlying shares of class A common stock will be subject to a 24 month lock-up period commencing on the effective date.

OPTION EXERCISES AND HOLDINGS


         To date, we have not issued any options or SARs to any persons. No options or SARs were exercised or unexercised during fiscal year 1998.


INDEMNIFICATION OF OFFICERS AND DIRECTORS


         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporations. However, the provisions of the Florida Business Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. Our articles of incorporation and bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by the Florida Business Corporation Act. To the extent indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under these provisions, we have been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is unenforceable.


LIMITATION OF LIABILITY

         Under Florida law, our directors are protected against personal liability for monetary damages from breaches of their duty of care. As a result, our directors will not be liable in an action by us or a shareholder for monetary damages alleging negligence or gross negligence in the performance of their duties. In such actions, our directors remain liable for monetary damages for willful misconduct, conscious disregard of our best interest, and for transactions from which a director derives an improper personal benefit. Our directors also remain liable under another provision of Florida law which makes directors personally liable for unlawful distributions and which expressly sets forth a negligence standard with respect to such liability. The liability of our directors under federal or applicable state securities laws is also unaffected.

         While our directors have protection from awards of monetary damages for breaches of fiduciary duty, that does not eliminate their fiduciary duty. Equitable remedies, such as an injunction or rescission based upon a director's breach of fiduciary duty, are still available.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         Upon the effective date, a stock exchange agreement shall be effectuated where Bio-Aqua receives Flagship Import Export LLC's 90% interest in Tepual in return for 1,529,910 shares of class B common stock. Also, two stock purchase agreements shall be simultaneously effectuated where Atik S.A. shall purchase 169,990 shares of class B common stock of Bio-Aqua and Bio- Aqua shall purchase Atik S.A.'s 10% in Tepual. Tepual shall then become our majority owned (99.9%) subsidiary. Due to Chilean law, which requires that a Chilean corporation be owned by not less than two shareholders, 15 shares of Tepual stock will continue to be owned by Max Rutman, through his ownership interest in Flagship Import Export LLC.

         The current shareholders of Tepual are Flagship Import Export LLC (8,573 shares) and Atik (952 shares). Mr. Rutman, through his ownership interest in Flagship Import Export LLC, will retain a .01% interest (15 shares) in Tepual in order to comply with Chilean law. Flagship Import Export LLC's sole shareholder is Max Rutman. Atik's shareholders are Paulina and Andrea Rutman, daughters of Max Rutman.

         On the effective date, we will acquire the rights to the brands and patents Inual(TM) and Tepual(TM) by acquiring Profeed, Inc., equally owned and controlled by Max, Andrea and Paulina Rutman, by acquiring all of the issued and outstanding shares of Profeed, Inc., in consideration of an aggregate of $1.3 million, of which $400,000 will be paid from the proceeds of this offering and the balance, under the discretion of the board of directors, out of: 5% of the gross revenues per quarter, but in no event greater than 20% of the net income per quarter, of the sale of products sold under the Tepual(TM) and Inual(TM) brands; third party financing; or working capital. We believe that the terms of these acquisitions are competitive with the going rates.

         Upon the effective date, we will enter into a two year lease, which lease may be renewed for an additional term of two years, with Andean Financial Corporation to use a portion of Andean Financial Corporation's facilities in Boca Raton, Florida, for our corporate U.S. offices. David Mayer, our director, is the sole shareholder, officer and director of Andean Financial Corporation. The annual lease amount will be $30,000 payable semi-annually. These terms were negotiated on an arm's length basis and such terms are competitive with the going rates.

         As of the effective date and unless otherwise agreed upon, we will enter into a ten year agreement with David Mayer, one of our directors. Under this agreement, Mr. Mayer shall perform certain services for us, including advising in the preparation and implementation of our business plan, research, evaluation and negotiations with strategic partners and alternative sources of credit and financial opportunities, assisting in conducting market surveys, assisting in shareholder and investor relations, assisting in the preparation of reports to shareholders and investors, and acting as our U.S. liaison. In consideration for these services, Mr. Mayer receives an annual fee of approximately $30,000, or as otherwise agreed upon by the parties, commencing as of the effective date.


         We will receive a minimum of $40,000 monthly from Biosur S.A., a Chilean corporation in consideration for giving Biosur S.A. an exclusive right to buy and distribute our Chilean poultry vaccines. Biosur S.A. is 95% owned by Atik and 5% owned by Max Rutman. The shareholders of Atik are Paulina and Andrea Rutman. Atik is a shareholder of Bio-Aqua.

         Sergio Vivanco, a member of our board of directors upon the effective date, serves as our Chilean legal counsel and has served as legal counsel for Tepual since 1998.

         We believe that all transactions with our officers, shareholders and each of our affiliated companies have been made on terms no less favorable to our company than those available from unaffiliated parties. In the future, we intend to handle transactions of a similar nature on terms no less favorable to Bio-Aqua than those available from unaffiliated parties.

                                BRIDGE FINANCING

         Between April and May 1999, we received loans in the aggregate amount of $150,000 from six third party accredited investors. These loans are evidenced by promissory notes bearing interest at 8% per year. We are obligated to repay five of these loans on the earlier of the closing of this offering or January 1, 2001. A loan from Inversiones Kau Kau, S.A., a Chilean corporation, for $50,000 is due on the earlier of the closing of this offering or March 31, 2000. As additional consideration, the investors that loaned us $150,000 received an aggregate of 35,294 shares of class A common stock.

                             PRINCIPAL SHAREHOLDERS


         The following table sets forth certain information regarding the common stock beneficially owned as of the date of this prospectus by each person who we know by to own beneficially 5% or more of our common stock; by each of our executive officers and directors; and by all of our executive officers and directors as a group. After the offering, the shares held by Mr. Rutman, Flagship Import Export LLC and Atik, directly or indirectly, will represent an aggregate 61% of the outstanding common stock issued and will represent an aggregate approximately 89% of our voting interest, since Mr. Rutman, Flagship Import Export LLC and Atik, as holders of class B common stock, are entitled to 5 votes for each share of class B common stock held. Andrea and Paulina Rutman, daughters of Max Rutman, are the shareholders of Atik S.A. Max Rutman disclaims any beneficial ownership of these shares. Unless otherwise disclosed, the mailing addresses for the individuals named below is General Ekdhal 159, Santiago, Chile.

                                        Number of Shares
                                        of Common Stock                Ownership                             Voting
                                       Beneficially Owned              Percentage                          Percentage
Name and Address of                     Before and After           Before          After                Before        After
Beneficial Owner                          Offering               Offering        Offering            Offering       Offering
----------------                          --------               --------        --------            --------       --------

Flagship Import Export LLC                1,529,910                85.7%        53.9%                  89.1%        79.8%
Atik, S.A                                   169,990                 9.5%         6.1%                   9.9%         8.9%
Max Rutman                                1,530,010(1)(2)          85.7%        54.9%                  89.1%        79.8%
Guillermo Quiroz                              -0-                   -0-          -0-                    -0-          -0-
David Mayer(3)                               51,000                 2.9%         1.8%                    .6%          .1%
Nestor Lagos                                  -0-                   -0-          -0-                    -0-          -0-
Sergio Vivanco                                -0-                   -0-          -0-                    -0-          -0-
All executive officers and directors
as a group (5 persons)                    1,581,010(1)(2)          88.5%        56.7%                  89.7%        79.8%


--------------------

(1) Includes 1,529,910 shares of class B common stock issued to Flagship Import Export LLC.

(2) Includes 100 shares of class B common stock issued to Mr. Rutman as founders shares.

(3)  Mr. Mayer's address is 1900 Glades Road, Suite 351, Boca Raton, Florida
     33301.

                            DESCRIPTION OF SECURITIES

UNITS


         Each unit consists of two shares class A of common stock and two warrants. The shares and the warrants included in the units will automatically separate 30 days from the date of this prospectus, after which the common stock and warrants in the units will trade separately.


COMMON STOCK

         We are currently authorized to issue up to 22,000,000 shares of common stock. 20,000,000 shares are designated as class A common stock and 2,000,000 shares are designated as class B common stock. As of the effective date, there were 86,294 shares of class A common stock outstanding and 1,700,000 shares of class B common stock outstanding.

         We have reserved up to an aggregate of 300,000 shares of class A common stock under our stock option plan, under which we may issue options subject to the approval of the representative for a period of twelve months from the effective date, and to the extent any granted options are exercised, the underlying shares of class A common stock shall be subject to a 24-month lock-up period from the effective date.

         Upon our liquidation, dissolution or winding up, after payment to our creditors and holders of any senior securities, including preferred stock, as applicable, our assets will be divided pro rata on a per share basis among the holders of the shares of common stock. The common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are, and the shares of class A common stock we are offering will be, upon completion of this offering, fully paid and non-assessable.

         Subject to the dividend rights of the holders of any other class of common stock or preferred stock, if applicable, holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds legally available. We have never paid dividends on any class of common stock since our inception in March 1999.

         Class A common stock and class B common stock

         Holders of shares of class A common stock are entitled to one vote per share on all matters to be voted on by the shareholders. Holders of shares of class B common stock are entitled to five votes per for each share of class B common stock on all matters to be voted on by the shareholders. Neither holders of class A common stock nor class B common stock have cumulative voting rights. The holders of more than 50% of the voting rights for the election of directors can elect all of the directors if they choose to do so, and in such event, the holders of the remaining shares will not be able to elect any directors. Following this offering, management will have the ability to vote directly or indirectly 1,581,010 shares of our common stock or approximately 80% of our voting power, without giving effect to the exercise of the over-allotment option or the representative's warrants. Our bylaws require that only a majority of the issued and outstanding voting shares of common stock need be represented to constitute a quorum and to transact business at a shareholders' meeting.


         Subject to the approval of the representative, for the first 24 months following the effective date, holders of class B common stock have the right to transfer or sell shares of class B common stock and/or convert shares of class B common stock into shares of class A common stock on a "one share for one share" basis, provided that any shares converted, but not sold or transferred, will only be entitled to one vote per share. Any persons acquiring shares of class B common stock in a private transaction, either by means of a transfer or sale, shall be entitled to 5 votes for each one share of class B common stock held. Each certificate representing shares of class B common stock contains a legend setting for the restrictions imposed by the representative.

PREFERRED STOCK

         Our board of directors has the authority to issue up to 5,000,000 shares, par value $.0001, of our preferred stock and to fix the dividend, liquidation, conversion, redemption and other rights, preferences and limitations of such shares without any further vote or action of the shareholders, but subject to the approval of the representative for a period of one year from the effective date, but which shares shall be subject to a lock-up period of twenty-four months from the effective date.

WARRANTS

         Our warrants will be issued in registered form in an agreement dated as of the effective date, between us and American Stock Transfer & Trust Company, as warrant agent. The following discussion of certain terms and provisions of our warrants is qualified in its entirety by reference to the warrant agreement. A form of the certificate representing our warrants which form a part of the warrant agreement has been filed as an exhibit to the registration statement of which this prospectus forms a part.


         Each of our warrants entitles the registered holder to purchase one share of class A common stock. Each warrant is exercisable at a price of $___, which is 120% of the offering price of our class A common stock in this prospectus. The exercise price is subject to certain adjustments. Our warrants are entitled to the benefit of adjustments in their exercise prices and in the number of shares of class A common stock or other securities deliverable upon their exercise in the event of a stock dividend, stock split, reclassification, reorganization, consolidation or merger.

         Our warrants may be exercised, in whole or in part, for a period of five years from the effective date, unless we extend such period. After the expiration date, warrant holders shall have no further rights.


         Warrant holders do not have any voting or any other rights as our shareholders. Our warrants will not be redeemable for a period of twelve months following the effective date, at which time our warrants may be redeemed by us for $0.05 per warrant on not less than thirty days prior written notice, subject to exercise by the warrant holder, if the closing bid price for our class A common stock has been at least $____ per share for thirty consecutive trading days. If we exercises our right to redeem warrants, such warrants may still be exercised by the holder until the close of business on the day immediately before the date fixed for redemption. If any warrant is not exercised by such time, it will not be exercisable, and the holder will only be entitled to the redemption price.


         We may not redeem our warrants at any time that a current registration statement under the Securities Act covering the shares of class A common stock issuable upon exercise of our warrants is not in effect. The issuance of such shares to the holder must be registered, qualified or exempt under the laws of the state in which the holder resides. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying our warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to all holders of our warrants as required by Section 10(a)(3) of the Securities Act.

CERTAIN FLORIDA LEGISLATION

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The provisions of the Florida Control Share Act, relating to control share acquisitions, provide that shares acquired in excess of certain specified thresholds will not possess any voting rights unless such voting rights are approved by a majority of the board of directors or a majority of a corporation's disinterested shareholders. The provisions of the Florida Control Share Act apply to us. The provisions of the Florida Affiliated Transaction Act, relating to affiliated transactions, do not apply to us because we have opted out of the act.

         Our articles of incorporation and bylaws also authorize us to indemnify our directors, officers, employees and agents. In addition, our articles of incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors breach their fiduciary duties and such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF THE OUR ARTICLES OF INCORPORATION AND BYLAWS

         Certain provisions of our articles of incorporation and bylaws described below may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. Such provisions could result in us being less attractive to a potential acquiror or in shareholders receiving less for their shares in the event of a take-over attempt.

         Class B common stock


         Holders of class B common stock are entitled to five votes for each share of class B common stock held. Upon the effective date, Max Rutman will own or control, directly or indirectly, approximately 55% of the common stock and will have the right to cast 80% of the votes. The class B common stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in our control.


         Preferred shares


         Our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or the rights of the holders of common stock. In the event of issuance, the preferred stock could be utilized under certain circumstances, as a method of discouraging, delaying or preventing a change in our control. Although we have no present intention to issue any shares of our preferred stock, there can be no assurance that we will not do so in the future.


         Special meeting of shareholders

         Our articles of incorporation and bylaws provide that special meetings of our shareholders may be called only by a majority of the board of directors, our chief executive officer or holders of not less than ten percent of our outstanding voting stock.


TRANSFER AGENT AND REGISTRAR


         The transfer agent, warrant agent, and registrar for our class A common stock and our warrants is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

                         SHARES ELIGIBLE FOR FUTURE SALE


         Upon the consummation of this offering, we will have 1,086,294 shares of class A common stock outstanding, 1,236,294 shares if the over-allotment option is exercised in full but without giving effect to the exercise of our warrants and 1,700,000 shares of class B common stock outstanding, of which 35,294 shares of class A common stock and all of the class B common stock outstanding are restricted securities as the term is defined under the Securities Act. Prior to the consummation of this offering our class A common stock was held by seven entities and our class B stock was held by three entities.


         The 1,000,000 shares of class A common stock included in our units, 1,150,000 shares if the over-allotment option is exercised in full, will be freely tradeable without restriction or further registration under the Securities Act, except for any shares included in our units purchased by an affiliate in general, a person who has a control relationship with us. These shares will be subject to the resale limitations of Rule 144 under the Securities Act. An additional 1,000,000 shares of class A common stock have been registered, 1,150,000 shares if the over-allotment option is exercised in full, and reserved for issuance upon exercise of our warrants.


         In general, Rule 144 promulgated under the Securities Act permits a shareholder of ours who has beneficially owned restricted shares of any class of common stock for at least one year to sell without registration, within a three-month period, such number of shares not exceeding the greater of one percent of the then outstanding shares of any class of common stock or, generally, the average weekly trading volume during the four calendar weeks preceding the sale, assuming our compliance with certain reporting requirements of Rule 144. Furthermore, if the restricted shares of any class of common stock is held for at least two years by a person not affiliated with us (in general, a person who is not our executive officer, director or principal shareholder during the three month period prior to resale), such restricted shares can be sold without any volume limitation. Since we were not organized until March 18, 1999, the 51,000 shares of class A common stock issued on March 18, 1999, will not be eligible to be resold until March 18, 2000, subject to the lock-up provisions described below. Any sales of shares under Rule 144 may have a depressive effect on the price of our class A common stock.


         All of the holders of common stock prior to the closing of this offering, including Flagship Import Export LLC and Atik, who will acquire 1,699,900 shares of our class B common stock as of the effective date, have agreed not to, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase or otherwise dispose of any beneficial interest in such securities for a period of 24 months from the closing of this offering, with the exception of 35,294 shares of class A common stock issued in connection with the bridge financing, which are subject only to a six month lock-up period, without the prior written consent of the representative. Additionally, holders of any securities issued by us for a period of twelve months from the effective date, other than those securities offered, the representative's warrants and the underlying securities will also be subject to a 24-month lock-up period from the date of issuance. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all of these securities.

                                  UNDERWRITING


         Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Institutional Equity Corporation and Capital West Securities, Inc., have severally agreed to purchase from us and we have agreed to sell to the underwriters, the respective number of units set forth opposite their respective names at the initial public offering price, less the underwriting discounts set forth on the cover page of this prospectus:


         UNDERWRITERS                                         NUMBER OF UNITS
         ------------                                         ---------------

         Institutional Equity Corporation
         Capital West Securities, Inc.
         Nutmeg Securities, Ltd.

         TOTAL                                                       500,000
                                                                     =======


         The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of class A common stock and our warrants are subject to approval of certain legal matters by counsel to the underwriter and to certain other events. The underwriters are obligated to purchase all shares of common stock and warrants we are offering (other than those covered by the over-allotment option described below), if any such shares are purchased.

         We have been advised by the representatives of the underwriters that the underwriters propose initially to offer the shares of common stock and warrants to the public at the offering price set forth on the cover page of this prospectus and through members of the NASD. The representatives have also advised us that the underwriters may allow a concession, not in excess of $___ per share of class A common stock and $____ per warrant, in their discretion, to certain domestic dealers who are members of the NASD and which domestic dealers agree to sell our securities in conformity with the NASD Conduct Rules. No NASD member will receive 10% or more of the net proceeds of this offering. The initial public offering price and concessions will not be changed by the representatives until after the offering has been completed.


         At the closing of the sale of our securities that we are offering, we will sell to the representatives, the representative's warrants, for nominal consideration, entitling the representatives to purchase an aggregate of 50,000 units containing 100,000 shares of class A common stock and 100,000 warrants, similar but not identical to our units. The representative's warrants shall be non-exercisable and non-transferable, other than a transfer to affiliates of the representatives or members of the selling group for a period of twelve months following the effective date. The representative's warrants and the underlying securities shall contain anti-dilution provisions and are redeemable. The representative's warrants will be exercisable for a period of four years commencing one year following the effective date and, if the representative's warrants are not exercised during such period, they shall, by their own terms, automatically expire.

         The exercise price of each representative's warrants shall be:

         o $____ per unit and

         o $____ per share of class A common stock underlying the warrant, which are 165% of the public offering price of our units and the shares of class A common stock underlying our warrants.


         In addition, we have granted to the representatives a single demand registration right and unlimited piggy back registration rights with respect to our class A common stock and our warrants underlying the representative's warrants for a period commencing at the beginning of the second year and concluding at the end of the fifth year following the effective date.


         The warrants will not be redeemable for a period of twelve months following the effective date, at which time the warrants may be redeemed by us for $0.05 per warrant on not less than thirty days prior written notice, subject to exercise by the representatives, if the closing bid price for our class A common stock has been at least $___ per share for thirty consecutive trading days. If we exercise our right to redeem warrants, the warrants may still be exercised by the representatives until the close of business on the day immediately before the date fixed for redemption. If any warrant called for redemption is not exercised by such time, it will not be exercisable, and the representatives will be entitled only to the redemption price.


         We may not redeem the warrants at any time that a current registration statement under the Securities Act covering the shares of class A common stock issuable upon exercise of our warrants is not in effect. The issuance of such shares to the representatives must be registered, qualified or exempt under the laws of the state in which the representatives reside. If required, we will file a new registration statement with the Securities and Exchange Commission with respect to the securities underlying the warrants prior to the exercise of such warrants and will deliver a prospectus with respect to such securities to the representatives as required by Section 10(a)(3) of the Securities Act.

         Under Rule 2710(a)(7)(A) of the NASD Conduct Rules, the warrants acquired by the representatives will be restricted from sale, transfer, assignment or hypothecation for a period of one year from the effective date of this offering, except to officers or partners (not directors) of the representatives and members of the selling group and their officers or partners.


         In addition to the above, we have granted to the representatives an option exercisable for 45 days from the effective date, to purchase up to an additional 75,000 units containing 150,000 shares of class A common stock and 150,000 warrants at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. The underwriters, or the representatives individually at their option, may exercise this option solely to cover over-allotments in the sale of our securities being offered by this prospectus.


         We have agreed to pay the representatives a warrant solicitation fee of 4% of the difference between the initial offering price and the aggregate exercise price of our warrants. The fee will only be paid upon the representatives' compliance with applicable law and other specified obligations. The warrant solicitation fee may only be received by brokers we designate in writing to the representatives. The fee will not be paid before 12 months after the effective date of the offering.


         Prior to this offering, there has been no public market for our securities and there can be no assurances that an active public market for our securities will be developed or, if developed, sustained after this offering. The initial public offering price of our units and the exercise price and terms of our warrants have been arbitrarily determined by negotiations between us and the representatives and may bear no relationship to our current earnings, book value, net worth or other established valuation criteria. The factors considered in determining the initial public offering prices included:


         o an evaluation by our management and the representatives of the history of and prospects for the industry in which we compete,
         o     an assessment of management,
         o     our prospects,
         o     our capital structure, and
         o     certain other factors deemed relevant.


         The initial public offering prices do not necessarily bear any relationship to our assets, book value, earnings or other established criterion of value. Such prices are subject to change as a result of market conditions and other factors, and no assurance can be given that a public market for the shares of class A common stock and/or warrants will develop after the close of the public offering, or if a public market in fact develops, that such public market will be sustained, or that our units, shares of class A common stock and/or warrants can be resold at any time at the initial public offering prices or any other prices.


         We have agreed to pay our underwriters an underwriting discount as a commission of ten percent of the gross proceeds of this offering, including the gross proceeds from the sale of the over-allotment option, if exercised. We have also agreed to reimburse the representatives on a non-accountable basis for their expenses in the amount of three percent of the gross proceeds of this offering, including proceeds from any securities purchased under the over-allotment option. The representatives' expenses in excess of the non-accountable expense allowance will be paid by the representatives. To the extent that the expenses of the representatives are less than the amount of the non-accountable expense allowance received, such excess shall be deemed to be additional compensation to the representatives.


         We have agreed to engage Institutional Equity Corporation and Capital West Securities, Inc. as consultants for a period of two years from the closing of this offering, at a total fee of $60,000 per annum payable to the representatives, commencing on the effective date and continuing for a period of two years, payable in monthly installments. The consultant, will provide us with:


         o general financial consulting services and advice pertaining to our business affairs;

         o assistance in developing, studying and evaluating financing and capital structure;
         o mergers and acquisitions activity and corporate financing proposals;
         o prepare reports and studies; and
         o assist in negotiations and discussions pertaining to the above.

         We have agreed to indemnify the underwriters against any costs or liabilities incurred by the representatives by reasons of misstatements or omissions to state material facts in connection with statements made in the registration statement or the prospectus. The representatives have, in turn agreed to indemnify us against any liabilities by reason of misstatements or omissions to state material facts in connection with the statements made in the prospectus, based on information relating to the representatives and furnished in writing by the representatives. To the extent that this indemnification may purport to provide exculpation from possible liabilities arising from the federal securities laws, in the opinion of the Securities and Exchange Commission, such indemnification is contrary to public policy and therefore unenforceable.

         Shares of common stock held by our existing shareholders immediately prior to the effective date and any other securities issued for a period of twelve months from the effective date (other than those offered in this prospectus, including the underlying securities, the representative's warrants and the underlying the securities), are subject to a 24-month lock-up period, with the exception of 35,294 shares of class A common stock issued in connection with bridge financing in the principal amount of $150,000, which are subject only to a six month lockup period. The lock-up periods begin on the later of the date of issuance or the effective date, and are subject to early termination at the sole discretion of the representatives. An appropriate legend referring to these restrictions will be marked on the face of the certificates representing all such securities. Moreover, for a period of twelve months from the effective date, we will not sell or otherwise dispose of any securities without the prior written consent of the representatives.


         The representatives of the underwriters shall have the right to designate of a member of the board of directors, or at the representatives' option, to designate one individual to attend the meetings of our board of directors for a period of five years after the effective date. If Robert A. Shuey III, a principal of Institutional Equity Corporation, is designated as a member of the board of directors he will receive a fee of $1,000 per month.


         The foregoing is a summary of the principal terms of the agreement described above and does not purport to be complete. Reference is made to the underwriting agreement which is filed as an exhibit to the registration statement.

         Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock and warrants, including stabilizing transactions in accordance with Rule 104 of Regulation M. Under Regulation M persons may bid for or purchase of common stock for the purpose of stabilizing its market price.

                                  LEGAL MATTERS


         Legal matters in connection with our class A common stock and our warrants being offered in this prospectus will be passed upon for us by Atlas Pearlman P.A., Fort Lauderdale, Florida. Affiliates of the firm own 1,176 shares of our class A common stock. We are being represented as to matters of Chilean law by the law firm of Abud, Vivanco and Vergara, Santiago, Chile. Certain legal matters will be passed upon for the underwriters by the law firm of Wolin, Ridley & Miller, LLP, Dallas, Texas.


                                     EXPERTS

         Our balance sheets, including our subsidiary, Tepual, as of December 31, 1998 and 1997, and the related statements of income, stockholders' equity and cash flows for the years then ended, included in this prospectus have been so included in reliance upon the report of Spear, Safer, Harmon & Co., P.A., independent accountants, given on authority of Spear, Safer, Harmon & Co., P.A. as experts in auditing and accounting.

                             BIO-AQUA SYSTEMS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                            PAGE
                                                                                                            ----
Independent Auditors' Report..............................................................................  F-2
Combined Balance Sheets...................................................................................  F-3
Combined Statements of Income.............................................................................  F-4
Combined Statements of Stockholders' Equity...............................................................  F-5
Combined Statements of Cash Flows.........................................................................  F-6
Notes to Combined Financial Statements....................................................................  F-7

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
Bio-Aqua Systems, Inc.
Boca Raton, Florida

We have audited the accompanying combined balance sheets of Bio-Aqua Systems, Inc. (the "Company") as of December 31, 1998 and 1997, and the related combined statements of income, stockholders' equity and cash flows for the years ended December 31, 1998 and 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined financial statements give retroactive effect to the tax free exchange of shares between the Company and Tepual, S.A., which will be effectuated at the time of the closing of a public offering of the Company's stock, which has been accounted for as a combination of entities under common control as described in Note 1 to the combined financial statements. Generally accepted accounting principles prescribe giving effect to a consummated business combination in financial statements that do not include the date of consummation as if the business combination occurred for the periods presented. In addition, they will become the historical combined financial statements of the Company after financial statements covering the date of consummation of the business are issued.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bio-Aqua Systems, Inc. as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

                                          SPEAR, SAFER, HARMON & CO.

Miami, Florida
February 26, 1999

                             BIO-AQUA SYSTEMS, INC.
                            COMBINED BALANCE SHEETS



                                                                          SEPTEMBER 30,           DECEMBER 31,
                                                                              1999            1998          1997
                                                                          -------------    ----------    ----------
                                                                          (UNAUDITED)
                                ASSETS
Current Assets:
  Cash.................................................................    $   404,364     $  136,489    $   29,168
  Accounts Receivable..................................................      2,769,458      2,981,674     1,583,271
  Due from related parties (Note 2)....................................            311             --       250,672
  Other receivables....................................................             --         69,082        65,646
  Inventory............................................................        778,433        761,869       297,946
  Income taxes receivable (Note 3).....................................         48,323         52,231       134,949
  Offering costs.......................................................        297,361             --            --
  Other current assets (Note 4)........................................        474,112        183,325       249,278
                                                                           -----------     ----------    ----------
     Total Current Assets..............................................      4,772,362      4,184,670     2,610,930
                                                                           -----------     ----------    ----------
Property and Equipment, net (Note 5)...................................        877,918        984,676     1,393,603
                                                                           -----------     ----------    ----------
Other assets (Note 6)..................................................        896,415        524,645        84,624
                                                                           -----------     ----------    ----------
                                                                           $ 6,546,695     $5,693,991    $4,089,157
                                                                           ===========     ==========    ==========
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.....................................................    $ 1,361,047     $  990,749    $  294,023
  Obligations with banks: (Note 7)
     Lines-of-credit...................................................      2,311,896      1,525,968     1,193,338
     Current portion...................................................        121,609        158,603       106,320
  Notes payable (Note 8)...............................................        234,212        124,775            --
  Bridge loans payable (Note 14).......................................        150,000             --            --
  Accrued expenses and other current liabilities (Note 9)..............        199,274        399,638       399,836
                                                                           -----------     ----------    ----------
  Due to stockholder...................................................      1,300,000             --            --
                                                                           -----------     ----------    ----------
Total Current Liabilities..............................................      5,678,038      3,199,733     1,993,517
                                                                           -----------     ----------    ----------
Long-Term Liabilities:
  Obligations with banks, excluding current portion (Note 7)...........        400,002        478,813       355,014
                                                                           -----------     ----------    ----------
Stockholders' Equity:
  Class A common stock, $.0001 par value; 20,000,000 shares authorized,
     86,294, 0, and 0 shares issued and outstanding at September 30,
     1999, December 31, 1998 and 1997, respectively....................              9             --            --
  Class B common stock, $.0001 par value; 2,000,000 shares authorized;
     1,700,000 shares issued and outstanding...........................            170            170           170
  Preferred stock, $.0001 par value; 5,000,000 shares authorized; no
     shares issued and outstanding.....................................             --             --            --
  Additional paid-in capital...........................................        529,444        411,331       411,331
                                                                           -----------     ----------    ----------
  Retained earnings....................................................        459,431      1,662,100     1,422,127
  Cumulative translation adjustment....................................       (520,399)       (58,156)      (93,002)
                                                                           -----------     ----------    ----------
Total Stockholders' Equity.............................................        468,655      2,015,445     1,740,626
                                                                           -----------     ----------    ----------
                                                                           $ 6,546,695     $5,693,991    $4,089,157
                                                                           ===========     ==========    ==========


                 The accompanying notes are an integral part of
                      these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                         COMBINED STATEMENTS OF INCOME


                                                                   NINE MONTHS                  YEARS ENDED
                                                               ENDED SEPTEMBER 30,              DECEMBER 31,
                                                            --------------------------    ------------------------
                                                               1999           1998           1998          1997
                                                            -----------    -----------    ----------    ----------
                                                            (UNAUDITED)    (UNAUDITED)
Revenues.................................................   $ 4,454,395    $ 4,648,676    $6,873,512    $5,238,299
Cost of Operations.......................................     3,087,682      3,453,168     4,853,553     3,571,678
                                                            -----------    -----------    ----------    ----------
Gross Profit.............................................     1,366,714      1,195,508     2,019,959     1,666,621
General and Administrative Expenses......................       981,529      1,029,043     1,555,661     1,516,974
                                                            -----------    -----------    ----------    ----------
Income from Operations...................................       385,185        166,465       464,298       149,647
                                                            -----------    -----------    ----------    ----------
Other Income (Expenses):
  Other, net.............................................        29,470        116,560        24,060       203,353
  Interest expense.......................................      (317,324)      (177,570)     (280,266)     (231,805)
  Loss on investment in related parties..................            --             --       (23,082)      (64,768)
  Gain on sale of property and equipment.................            --             --        54,963            --
                                                            -----------    -----------    ----------    ----------
                                                               (287,854)       (61,010)     (224,325)      (93,220)
                                                            -----------    -----------    ----------    ----------
Net Income...............................................   $    97,331    $   105,455    $  239,973    $   56,427
                                                            -----------    -----------    ----------    ----------
                                                            -----------    -----------    ----------    ----------
  Net Income Per Common Share............................   $       .06    $       .06    $     0.14    $     0.03
                                                            -----------    -----------    ----------    ----------
                                                            -----------    -----------    ----------    ----------
  Weighted Average Common Shares
     Outstanding.........................................     1,755,353      1,700,000     1,700,000     1,700,000
                                                            -----------    -----------    ----------    ----------
                                                            -----------    -----------    ----------    ----------


                 The accompanying notes are an integral part of
                      these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                  COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY


                                              CLASS A   CLASS B   ADDITIONAL              CUMULATIVE       TOTAL
                                              COMMON   COMMON    PAID-IN      RETAINED    TRANSLATION  STOCKHOLDERS'
                                              STOCK    STOCK     CAPITAL      EARNINGS    ADJUSTMENT      EQUITY
                                              ------   ------   ----------   ----------   ----------   --------------
Balance at December 31, 1996...............    $ --     $170     $411,331    $1,365,700   $(403,628)    $  1,373,573
  Net income...............................      --       --           --        56,427          --           56,427
  Translation adjustment...................      --       --           --            --     310,626          310,626
                                               ----     ----     --------    ----------   ----------    ------------
Balance at December 31, 1997...............      --      170      411,331     1,422,127     (93,002)       1,740,626
  Net income...............................      --       --           --       239,973          --          239,973
  Translation adjustment...................      --       --           --            --      34,846           34,846
                                               ----     ----     --------    ----------   ----------    ------------
Balance at December 31, 1998...............      --      170      411,331     1,662,100     (58,156)       2,015,445
  Issuance of common stock.................       9       --      118,113            --          --          118,122
  Net income (unaudited)...................      --       --           --        97,331          --           97,331
  Distribution to stockholder
    (unaudited)............................      --       --           --    (1,300,000)         --       (1,300,000)
  Translation adjustment (unaudited).......      --       --           --            --    (462,243)        (462,243)
                                               ----     ----     --------    ----------   ----------    ------------
Balance at September 30, 1999 (unaudited)..    $  9     $170     $529,444    $  459,431   $(520,399)    $    468,655
                                               ====     ====     ========    ==========   ==========    ============


                 The accompanying notes are an integral part of
                      these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                       COMBINED STATEMENTS OF CASH FLOWS


                                                                 NINE MONTHS ENDED                YEARS ENDED
                                                                   SEPTEMBER 30,                  DECEMBER 31,
                                                             --------------------------    --------------------------
                                                                1999           1998           1998           1997
                                                             -----------    -----------    -----------    -----------
                                                             (UNAUDITED)    (UNAUDITED)
Cash Flows from Operating Activities:
  Net income..............................................    $  97,331      $ 105,455     $   239,973    $    56,427
     Adjustments to reconcile net income to net cash (used
       in) provided by operating activities:
       Depreciation and amortization......................      184,072        198,694         227,732        283,588
       Loss on investment in related party................           --             --          23,082         64,768
       Gain on sale of property and equipment.............           --             --         (54,963)            --
     Changes in assets and liabilities:
       Decrease (increase) in:
       Accounts receivable................................      212,216       (672,327)     (1,398,403)     1,322,729
       Other receivables..................................       69,082       (216,896)         (3,436)        59,354
       Inventory..........................................      (16,564)      (263,272)       (463,923)       749,054
       Income taxes receivable............................        3,908         74,031          82,718          4,051
       Other current assets...............................     (184,905)       237,226          65,953        (62,278)
       Other assets.......................................     (371,770)        75,602        (463,103)        (6,392)
     Increase (decrease) in:
       Accounts payable...................................      370,298        373,591         696,726       (502,977)
       Accrued expenses and other current liabilities.....      (90,927)       (98,577)         90,218     (1,868,164)
                                                              ---------      ---------     -----------    -----------
  Net Cash (Used in) Provided by Operating Activities.....      272,741       (186,473)       (957,426)       100,160
                                                              ---------      ---------     -----------    -----------
  Cash Flows from Investing Activities:
     Acquisition of property and equipment................      (77,314)      (162,455)       (195,761)       (28,618)
     Proceeds from sale of property and equipment.........           --        431,919         431,919             --
                                                              ---------      ---------     -----------    -----------
  Net Cash (Used in) Provided by Investing Activities.....      (77,314)       269,464         236,158        (28,618)
                                                              ---------      ---------     -----------    -----------
  Cash Flows from Financing Activities:
     Net proceeds (payments) of lines-of-credit...........    $ 785,928      $ (64,872)    $   332,630    $    90,338
     Net proceeds from related parties....................         (311)       239,848         250,672         54,328
     Proceeds from bridge loan............................      150,000             --              --             --
     Costs of public offering.............................     (285,121)            --              --             --
     Proceeds of long-term debt...........................           --             --         236,161             --
     Payments of long-term debt...........................     (115,805)      (159,835)        (25,720)      (500,666)
                                                              ---------      ---------     -----------    -----------
  Net Cash Provided by (Used in) Financing Activities.....      534,691         15,141         793,743       (356,000)
                                                              ---------      ---------     -----------    -----------
  Effect of Exchange Rate Changes on Cash.................     (462,243)       (73,044)         34,846        310,626
                                                              ---------      ---------     -----------    -----------
  Increase in Cash........................................      267,875         25,088         107,321         26,168
  Cash--Beginning of Period...............................      136,489         29,168          29,168          3,000
                                                              ---------      ---------     -----------    -----------
  Cash--End of Period.....................................    $ 404,364      $  54,256     $   136,489    $    29,168
                                                              =========      =========     ===========    ===========
  Supplemental Disclosure of Cash Flow Information:
     Cash paid during the year for interest...............    $ 266,914      $ 177,568     $   280,266    $   231,805
  Supplemental Disclosure of Non-Cash Financing
     Activities:
     Issuance of Class A common stock in connection with
       offering...........................................      118,122             --              --             --


                 The accompanying notes are an integral part of
                      these combined financial statements.

                             BIO-AQUA SYSTEMS, INC.
                     NOTES TO COMBINED FINANCIAL STATEMENTS

            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES

     Organization--Bio-Aqua Systems, Inc., (the "Company"), is a Florida corporation incorporated in March 1999 as a holding company to acquire Tepual, S.A., a Chilean corporation. Tepual, S.A. is in the business of researching and developing of production and control systems related to animal nutrition. The Company provides brokerage services and technical advice in the production of meals for feed for aquaculture, poultry and cattle farming. In addition, the Company researches poultry vaccines.

     Basis of Presentation--Subsequent to December 31, 1998, the Company entered into an agreement to acquire 99.9% of the issued and outstanding common stock of Tepual, S.A., in exchange for 1,700,000 shares of Class B common stock which will be effective as of the closing of the initial public offering of the Company's stock. (See Note 11 for more details.) In order to comply with Chilean law and the requirements of the Central Bank of Chile for foreign investments, two stock purchase agreements will be effectuated at the time of the closing of the initial public offering of the Company's stock whereby (i) Atik, S.A. ("Atik"), a Chilean corporation and Flagship Import Export LLC ("Flagship"), a Nevada limited liability company, shall purchase 1,699,900 shares of Class B common stock and, (ii) the Company shall purchase Atik and Flagship's 99.9% interest in Tepual, S.A. and Tepual, S.A. shall then become a majority owned (99.9%) subsidiary of the Company. The substance of this transaction is an exchange of shares between the Company and Atik and Flagship which is accounted for as a combination of entities under common control. Generally accepted accounting principles prescribe giving effect to a consummated business combination in financial statements that do not include the date of consummation as if the business combination occurred at the beginning of the first period presented. Accordingly, the combined financial statements for all periods presented have been prepared assuming the acquisition by the Company took place on January 1, 1997, that the Company was incorporated on that date, and the exchange of shares was effectuated at that time. Because the Company was not formed until March 1999, historical and proforma financial statements are not included herein because the assets, liabilities, revenues and expenses and net income of Bio-Aqua Systems, Inc. are not material to the information presented. These financial statements will become the historical combined financial statements of the Company after financial statements covering the date of consummation of the business combination are issued.


     Functional Currency--The financial statements have been translated in accordance with the provisions set forth in Statement of Financial Accounting Standards No. 52, from Chilean pesos (the functional currency) into US dollars (the reporting currency). The exchange rate used at September 30, 1999, December 31, 1998 and 1997, respectively, was 531.11 pesos to U.S. $1,473.77 pesos to U.S. $1 and 439.18 pesos to U.S. $1. The weighted average exchange rate used in September 30, 1999 and 1998, December 31, 1998

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES--(CONTINUED)

and 1997 was 503.15 pesos to U.S. $1,465.98 pesos to U.S. $1, 465.98 pesos to
U.S. $1 and 420.69 pesos to U.S. $1, respectively.


     Revenue Recognition--The Company earns revenues principally from the sale of different types of meals (fish, feather, and krill) used in the production of animal feed as well as its automatic fish meal processing control system. The Company also researches vaccines and other types of meals for its customers. In the case of meal sales, revenue is recognized at the point of sale of goods to its customers. Revenue associated with research services are recognized when the services are performed.

     Revenue from contracts to install automatic control devices are recognized upon completion of the installation.

     Royalty income in included in other income and is recognized on the basis of terms specified in contractual agreements, normally as earned.


     Concentrations of Credit Risk--Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. A significant portion of the Company's sales are to several large customers and, as such, the Company is directly affected by the well-being of those customers. However, the credit risk associated with trade receivables is mitigated due to the Company's customer base and ongoing control procedures which monitor the credit worthiness of customers. Historically, the Company has not experienced losses on trade receivables. Therefore, no allowance for bad debts is deemed necessary. At September 30, 1999, December 31, 1998 and 1997, approximately 13%, 20% and 20%, respectively, of the Company's consolidated accounts receivable was attributable to one customer.


     Inventory--Inventory consists primarily of fish, feather, and krill meal and are stated at the lower of cost or market. Cost is determined using the weighted average method.

     Property and Equipment--Property and equipment are recorded at cost. Depreciation is provided on the straight-line method based on the estimated useful life of the asset ranging from three to ten years.


     Software Development Cost--The Company develops and manufacturers a computerized process to facilitate the production of the highest nutrient level in fish meal. In accordance with Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," the Company expensed all research and development costs associated with the development of software products used in the processing of fish meal. Initial costs were charged to operations as research prior to the development of a detailed program design or a working model. Costs incurred subsequent to the development of a working model were immaterial and thus not capitalized. Research and development costs of approximately $399,000, $581,000 and

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES--(CONTINUED)

$564,000 for the nine months ending September 30, 1999 and the years ending December 31, 1998 and 1997, respectively, are charged to operations and included in general and administrative expenses.


     Income Taxes--In February 1992, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 109 ("SFAS 109"), Accounting for Income Taxes. Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future income tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Foreign Operations--As the Company operates almost exclusively outside of the United States, one must be aware of the potential for both economic and political change in the business environment, different than that of the United States. The success of the Company depends on the success of its foreign operations and a stable economic and political environment of those countries.


     Earnings Per Common Share--Earnings per common share are based on the weighted average number of shares outstanding of 1,739,882 and 1,700,000 for the periods ended September 30, 1999 and 1998 and 1,700,000 for the years ended December 31, 1998 and 1997, giving effect to common stock equivalents, none of which existed in the aforementioned periods.


     Recent Pronouncements--In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings per Share" and Statement of Financial Accounting Standards No. 129 "Disclosure of Information About Capital Structure" which are both effective for fiscal years beginning after December 15, 1997. SFAS No. 128 simplifies the current required calculation of earnings per share ("EPS") under APB No. 15, "Earnings per Share", by replacing the existing calculation of primary EPS with a basic EPS calculation. It requires a dual presentation for complex capital structures of basic and diluted EPS on the face of the income statement and requires a reconciliation of basic EPS factors to diluted EPS factors. SFAS No. 129 requires disclosure of the Company's capital structure. There was no material impact to the Company's EPS calculation or financial statement presentation and disclosure due to the adoption of SFAS No. 128 and SFAS No. 129.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130 "Reporting Comprehensive Income" which is effective for

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES--(CONTINUED)

fiscal years beginning after December 15, 1997. SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in a full set of general purpose financial statements which requires the Company to (i) classify items of other comprehensive income by their nature in a financial statement and (ii) display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of the balance sheet. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 130.

     Also in June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131 "Disclosures About Segments of an Enterprise and Related Information" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 131 supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise", and amends SFAS No. 94, "Consolidation of All Majority-Owned Subsidiaries". SFAS No. 131 requires annual financial statements to disclose information about products and services, geographic areas, and major customers based on a management approach, along with interim reports. The management approach requires disclosing financial and descriptive information about an enterprise's reportable operating segments based on reporting information the way management organizes the segments for making business decisions and assessing performance. It also eliminates the requirement to disclose additional information about subsidiaries that were not consolidated. This new management approach may result in more information being disclosed than presently practiced and require new interim information not previously presented. There was no material impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 131.

     In February 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132 "Employers' Disclosures About Pensions and Other Postretirement Benefits--An Amendment of FASB Statements No. 87, 88, and 106" which is effective for fiscal years beginning after December 15, 1 997. SFAS No. 132 revises only the employers' disclosures about pension and other postretirement benefit plans; it does not change the measurement or recognition of such plans. Since the Company does not have such plans, there is no impact to the Company's financial reporting or presentation due to the adoption of SFAS No. 132.

     Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 1--ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING
        POLICIES--(CONTINUED)

     Interim Financial Statements--The accompanying interim unaudited combined financial information has been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, all adjustments and eliminations consisting only of normal recurring adjustments, necessary to present fairly the combined financial position of the Company as of September 30, 1999 and the combined results of its operations and cash flows for the nine months ended September 30, 1999 and 1998, have been included. The results of operations for such interim period are not necessarily indicative of the results for the full year.


NOTE 2--RELATED PARTY TRANSACTIONS


     During 1998 and 1997, the Company earned royalty income of approximately $9,000 and $57,000, respectively from an affiliated company. As of December 31, 1997, $123,186 was due from this affiliate. No amounts were due as of September 30, 1999 and 1998 and December 31, 1998.



     Also during 1998 and 1997, the Company made advances to other affiliated companies. As of September 30, 1999, December 31, 1998 and 1997, $311, $-0- and $250,672, respectively, were due from these affiliates.


NOTE 3--INCOME TAXES


     In Chile, the Company is subject to income taxes at a statutory rate of 15% of taxable income, as defined. For the period ended September 30, 1999 and the years ended December 31, 1998 and 1997, the Company had no taxable income due to various credits and incentives provided by the government of Chile. In addition, the Company made estimated income tax payments during those years and is due a refund.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 3--INCOME TAXES--(CONTINUED)

     The following is a reconciliation of the statutory tax rates:

                                                                                       YEARS ENDED
                                                                       PERIOD ENDED    DECEMBER 31,
                                                                          JUNE 30,    --------------
                                                                            1999      1998      1997
                                                                       ------------   ----      ----
                                                                       (UNAUDITED)
Statutory tax rate...................................................        15%        15%       15%
Credits and incentives from government...............................       (15)       (15)      (15)
                                                                           ----       ----      ----
Effective tax rate...................................................         0%         0%        0%
                                                                           ====       ====      ====


     As mentioned above, while the Company has incurred no income taxes for the period ended September 30, 1999 and the years ended December 31, 1998 and 1997, it has made monthly estimated tax payments in excess of the tax due which coupled with the aforementioned credits has yielded income tax recoverables.



     The Company was not liable for U.S. income taxes for the years ended December 31, 1998 and December 31, 1997, because all earnings were generated by the Chilean subsidiary and no earnings were repatriated to the Company for these reporting periods. Therefore, no deferred tax assets or liabilities are attributable to these years other than those reported by the subsidiary in its regional operations. A deferred tax liability was recognized at September 30, 1999, December 31, 1998 and 1997 for approximately $74,000, $74,000 and $80,000, respectively and is included in accrued expenses and other current liabilities.


NOTE 4--OTHER CURRENT ASSETS

     Other current assets consist of the following:


                                                                                DECEMBER 31,
                                                             SEPTEMBER 30,   -------------------
                                                                  1999         1998       1997
                                                             -------------   --------   --------
                                                              (UNAUDITED)
Prepaid expenses...........................................    $ 414,506     $183,325   $243,877
Bridge loan financing......................................       59,606           --         --
Other......................................................           --           --      5,401
                                                               ---------     --------   --------
                                                               $ 474,112     $183,325   $249,278
                                                               =========     ========   ========



     Prepaid expenses include deposits on orders placed with vendors of approximately $393,000, $175,000 and $234,000 as of September 30, 1999, December 31, 1998 and 1997, respectively.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 5--PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                                                        DECEMBER 31,
                                                   SEPTEMBER 30,  -------------------------
                                                       1999          1998          1997
                                                   ------------   -----------   -----------
                                                    (UNAUDITED)
Furniture and fixtures............................  $   154,928   $   154,928   $   154,701
Machinery and equipment...........................    1,585,826     1,508,512     1,503,316
Buildings and improvements........................      238,053       238,053       238,053
Land..............................................       39,511        39,511       317,523
Other.............................................       95,531        95,531        91,605
Vehicles..........................................       94,446        94,446        94,446
                                                    -----------   -----------   -----------
                                                      2,208,295     2,130,981     2,399,644
Less accumulated depreciation.....................   (1,330,377)   (1,146,305)   (1,006,041)
                                                    -----------   -----------   -----------
                                                    $   877,918   $   984,676   $ 1,393,603
                                                    ===========   ===========   ===========



     Depreciation expense was $184,072, $198,694, $227,732 and $283,588 for the
nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998 and 1997, respectively.



     During 1998, the Company sold land with a cost basis of approximately $278,000.


NOTE 6--OTHER ASSETS


     The Company has advanced approximately $887,000 and $500,000 to a fishing vessel company as of September 30, 1999 and December 31, 1998, respectively, (see Note 10).


NOTE 7--OBLIGATIONS WITH BANKS

     Obligations with banks consist of the following:


                                                                          DECEMBER 31,
                                                        SEPTEMBER    -----------------------
                                                           30,
                                                          1999          1998         1997
                                                       -----------   ----------   ----------
                                                       (UNAUDITED)
Lines-of-credit with monthly, semi-annual and annual
   maturity dates and interest rates ranging from 9%
   to 13.8% APR.; fully collateralized by a personal
   guarantee from a stockholder and certain assets of
   the Company. Currency: Chilean Pesos and UF.......
                                                       $ 2,311,896   $1,525,968   $1,193,338
                                                       -----------   ----------   ----------
                                                       -----------   ----------   ----------

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 7--OBLIGATIONS WITH BANKS--(CONTINUED)

     Long-term debt consists of the following:


                                                                                DECEMBER 31,
                                                             SEPTEMBER 30,   -------------------
                                                                 1999          1998       1997
                                                             -------------   --------   --------
                                                              (UNAUDITED)
Note payable to bank with maturity date in January 2005 and
   fully collateralized by a personal guarantee from a
   stockholder and certain assets of the Company, bearing
   interest at 13.7%. Currency: Chilean Pesos and UF.......
                                                               $ 521,611     $637,416   $461,334
Less: Current portion......................................     (121,609)    (158,603)  (106,320)
                                                               ---------     --------   --------
                                                               $ 400,002     $478,813   $355,014
                                                               =========     ========   ========


     The note payable was refinanced in October 1998 increasing the debt by approximately $236,000.

     Interest rates on all of these loans are based on the Asociacion de Bancos y Entidades Financieras, (T.A.B.) rate, which represents a daily average of the interest paid by banks on its deposits. The rate is then adjusted upwards approximately 1.5% for the banks profit, and then an additional 1.0%-1.7% reflecting the individual risk of the bank on the individual loan. There are no covenants or restrictions imposed on the aforementioned obligations with any of the banks involved.

     The UF is an indexed unit of account expressed in pesos and adjusted according to inflation (CPI).

     Future maturities of long-term debt are as follows:

YEAR ENDING
DECEMBER 31,
----------------------------------------------------------------
1999............................................................  $    158,603
2000............................................................        81,521
2001............................................................        88,594
2002............................................................        97,670
2003............................................................       102,947
2004 and thereafter.............................................       108,081
                                                                  ------------
                                                                  $    637,416
                                                                  ============

NOTE 8--NOTES PAYABLE

     Notes payable consist of various short-term loans bearing interest at rates ranging from 12% to 14% per annum. The notes are secured by approximately $274,000 of accounts receivable.

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 9--ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

     Accrued expenses and other current liabilities consist of the following:


                                                                               DECEMBER 31,
                                                               JUNE 30,     -------------------
                                                                 1999         1998       1997
                                                              -----------   --------   --------
                                                              (UNAUDITED)
Salaries and employee related payables......................   $  44,167    $120,925   $105,155
Sales and other taxes payable...............................       1,467      87,367    195,248
Deferred taxes..............................................      73,932      73,932     79,755
                                                               =========    ========   ========
Other.......................................................      79,708     117,414     19,678
                                                               =========    ========   ========
                                                               $ 199,274    $399,638   $399,836
                                                               =========    ========   ========


NOTE 10--COMMITMENTS AND CONTINGENCIES


     Operating Leases--The Company leases various offices in Santiago, Chile pursuant to operating leases. Monthly rental payments were approximately $3,000 during 1998 and 1997. Rent expense for the nine months ended September 30, 1999 and 1998 and the years ended December 31, 1998 and 1997 totaled approximately $117,000, $63,000, $119,000 and $73,000, respectively.


     Future minimum rental payments under the lease are as follows:

YEAR ENDING                                                          ANNUAL
DECEMBER 31,                                                        PAYMENTS
----------------------------------------------------------------  ------------
1999............................................................  $    144,648
2000............................................................        17,484
                                                                  ------------
                                                                  $    162,132
                                                                  ============

     Commercial Agreement--During 1998, the Company entered into an agreement with Kelor Trading Ltd. ("Kelor") a fishing vessel company, for the exclusive rights to Kelor's krill products. Pursuant to the agreement, the Company has committed to advance Kelor up to $2,000,000 for its exploration. In return, Kelor agrees to pay the Company the following; (i) a 3% commission of sales,
(ii) $20 per ton of krill meal sold and (iii) 5% of krill oil produced on board by the Company's technological package.


     As of September 30, 1999 and December 31, 1998, the Company advanced approximately $887,000 and $500,000, respectively, to Kelor which is included in other assets on the accompanying 1999 and 1998 combined balance sheets. This agreement is due within 18 months with interest at a rate of 13.5%.


NOTE 11--OTHER MATTERS

     Initial Public Offering--The Company signed a letter of intent with an underwriter to offer 1,200,000 shares of Class A common stock and 1,200,000 redeemable common stock purchase warrants to the public in an initial public offering, being made on a firm commitment basis. Each of the warrants entitles the registered holder to purchase one share

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 11--OTHER MATTERS--(CONTINUED)

of Class A common stock. Total anticipated funds being raised will be approximately $6,900,000. The net proceeds will be used for the continued development of the Company.

     Royalty Agreements--In June 1998, the Company and a non-profit corporation
(CECS) entered into a 10-year agreement with R-Biopharm GMBH (Biopharm), a German company, in which the Company and CECS has agreed to provide technology it possesses with respect to a red-tide detection kit. In exchange for this technology, the Company and CECS will receive 12.5% royalties of net sales of the detection kit. Biopharm will pay a minimum of $5,000 in 1999 and a minimum of $15,000 for each remaining year under the agreement. Sales of this red tide detection kit are expected to begin in the first quarter of 2000. The royalties, including the minimum payments, will be shared 60% by the Company and 40% by CECS.

     Under a separate agreement, dated June 20, 1998, between Inual (a company related through common ownership) and Biopharm, Inual has agreed to supply Biopharm with all toxins and conjugates necessary to produce the red-tide detection test kit. This agreement provides that Inual shall receive royalties of 12.5% of the net sales of the test kit for 10 years dated from the execution of the agreement. Biopharm will pay a minimum royalty of $5,000 during 1999 and a minimum of $15,000 for each remaining year under the agreement. This payment constitutes minimum royalties against the 12.5% of net sales on an annual basis. In addition to this 12.5% royalty, Inual shall receive $400,000 from Biopharm in consideration for supplying Biopharm with a customer list for the future potential sales of the test kit. This payment is due two years from the date of the agreement. Inual transferred this contract to the Company in July 1999 and the Company shall receive 100% of its benefits.

NOTE 12--YEAR 2000 ISSUE

     Computer programs used by businesses worldwide were written using two digits rather than four digits to define the applicable year. Accordingly, these programs recognize the dates "00" and "01" as the years 1900 and 1901 rather than the years 2000 and 2001. The Company recognizes the need to ensure its operations will not be adversely impacted by year 2000 computer program failures arising from program processes and calculations misinterpreting the year 2000 date. The Company has evaluated its financial and operational systems to determine the impact the year 2000 issue will have on its operations. The Company also plans to communicate with its significant suppliers, dealers, financial institutions, and others with which it conducts business to determine the extent the Company may be impacted by third parties' failure to address the year 2000 issue. Although the Company plans to be year 2000 compliant prior to December 31, 1999 and expects no material impact to the Company's operations, there can be no assurance that the failure of the Company or such third parties to successfully address their respective year

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 12--YEAR 2000 ISSUE--(CONTINUED)

2000 issues will not have a material adverse effect on the Company's business, financial condition, cash flows, and result of operations.

NOTE 13-- INDUSTRY SEGMENT AND OPERATIONS BY GEOGRAPHIC AREAS

     The Company operates predominantly in one industry segment--that being the production, research, and development of animal nutrition and related products. During 1998 and 1997, sales to the top five customers amounted to approximately 65% and 52%, respectively, of total sales.

     Customers outside Chile are worldwide, but primarily in South America, United States, Asia, Europe and Australia. No single country or geographic region is significant to the overall operations of the Company. All the Company's assets are located within Chile.

NOTE 14--SUBSEQUENT EVENT


     Bridge Loans--In April and May 1999, the Company entered into several bridge loans totaling $150,000 with investors which were used for short-term operations. These loans are evidenced by promissory notes bearing interest at 8% per year. The Company is obligated to repay these notes the earlier of (i) the closing date of the aforementioned initial public offering, or (ii) ranging from March 30, 2,000 to January 15, 2001. As additional consideration, the investors received 35,294 shares of Class A common stock valued at $3 per share. The Company has capitalized these costs and are included in other current assets and are being amortized over the term of the loans. Interest expense relating to these loans amounted to approximately $50,000 for the nine months ending September 30, 1999.


     Trademarks--In June 1999, the Company entered into an agreement to purchase the outstanding common stock of Profeed, Inc., an entity related through common control, upon completion of the initial public offering ("IPO"). Profeed's sole assets consist of the Tepual and Inual trademarks and has had no other activity since its inception. The Company will purchase Profeed for $1,300,000, of which $400,000 will be paid out of the proceeds of the IPO. The balance will be paid either from sales of products sold under the Tepual and Inual brands, third party financing, or other working capital.


     Through September 30, 1999, Profeed has not received any royalties or commissions for its ownership of these trademarks. Additionally, no material changes in the Company's revenues and expenses are expected through its ownership of these trademarks.



     As the above transaction is between related parties under common control, the above mentioned assets must be accounted for at historical cost. Such amount is immaterial and therefore, not reflected in the financial statements. Due to the related party nature of this transaction, the purchase price of $1,300,000 is recorded as a distribution and a liability,

                             BIO-AQUA SYSTEMS, INC.
              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)


            (UNAUDITED) WITH RESPECT TO SEPTEMBER 30, 1999 AND 1998


NOTE 14--SUBSEQUENT EVENT--(CONTINUED)

due to stockholder, in the accompanying September 30, 1999 (unaudited) combined financial statements.


     Rental and Consulting Agreement--In 1999, the Company entered into an agreement with an affiliate of one of the Company's directors to perform certain services including acting as the U.S. liaison, rental of office space and certain financial, advisory and consulting services, at an annual payment of $30,000.

     Employment Agreements--In 1999, the Company entered into a three year employment agreement with the Company's President and Chief Financial Officer. Pursuant to the terms and conditions of the employment agreements, the President shall receive an initial annual base salary of $200,000 and the Chief Financial Officer shall receive an initial annual base salary of $100,000. In addition to the base salaries, they are entitled to receive various incentives and other compensation amounting up to $100,000 and $20,000 as President and Chief Financial Officer, respectively.

     Stock Option Plan--Subsequent to year end, the Board of Directors of the Company and a majority of the Company's shareholders adopted a Stock Option Plan (the "Plan"). The Company will reserve a small amount of shares (not yet determined) of Class A common stock for issuance under this Plan. No options have been issued under the Plan.

NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS, IMPLIES THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS OR THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS AN OFFER TO SELL ONLY THE SECURITIES OF FERED IN THIS PROSPECTUS, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.

                              --------------------

                                TABLE OF CONTENTS

                                                  PAGE

Prospectus Summary.............................     3
Selected Financial Data........................     5
Risk Factors...................................     7
Use of Proceeds................................    12
Dividend Policy ...............................    14
Dilution.......................................    14
Capitalization.................................    16
Exchange Rates.................................    17
Management's Discussion and Analysis
  of Financial Condition and Results of
  Operations ..................................    18
Business.......................................    24
Additional Information ........................    52
Management.....................................    54
Certain Relationships and
  Related Transactions.........................    61
Bridge Financing...............................    62
Principal Shareholders.........................    63
Description of Securities......................    64
Shares Eligible for
  Future Sale..................................    67
Underwriting...................................    69
Legal Matters..................................    73
Experts........................................    73
Index to Financial Statements..................   F-1




                                 500,000 UNITS
                              EACH UNIT CONTAINING
                             TWO REDEEMABLE COMMON
                             STOCK PURCHASE WARRANTS


                             BIO-AQUA SYSTEMS, INC.


                                ----------------

                                   PROSPECTUS

                                ----------------


                                 INSTITUTIONAL
                               EQUITY CORPORATION
                         CAPITAL WEST SECURITIES, INC.
                            NUTMEG SECURITIES, LTD.



                               ___________, 2000

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Florida Business Corporation Act permits the indemnification of directors, employees, officers and agents of Florida corporation. Our articles of incorporation and bylaws provides that we shall indemnify to the fullest extent permitted by the Florida Business Corporation Act any person whom it may indemnify thereunder.

         The provisions of Florida law that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director has reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for our best interests in a proceeding by or in our right to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the federal securities laws.

         The effect of Florida law, our articles of incorporation and our bylaws is to require us to indemnify our officers and directors for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

         Under the terms of the underwriting agreement, our directors and officers also are indemnified against certain civil liabilities that they may incur under the Securities Act.

         To the limit indemnification for liabilities arising under the Securities Act, may be permitted to our directors, officers or control persons control, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses (other than underwriting discounts expected to be incurred in connection with the offering described in this registration statement. All amounts are estimated except the registration fee, NASD Fee and the underwriters' non-accountable expense allowance.

Securities and Exchange Commission/Registration fee and
 other documents*..................................................   $    5,700
NASD filing fee*...................................................        2,500
AMEX filing fee*...................................................       20,000
Printing and engraving expenses*...................................       62,000
                                                                      ==========
Accounting fees and expenses*......................................       50,000
Legal fees and expenses*...........................................      200,000
Blue Sky fees and expenses*........................................        9,000
Transfer Agent fees and expenses* .................................          800
                                                                      ----------
Total* ............................................................   $  350,000
                                                                      ==========
*Estimated


         We will pay all of the above expenses of this offering.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On March 18, 1999, we issued 100 shares of class B common stock to Mr. Rutman, our president, chief executive officer and chairman of the board for par value, as promotional shares. The issuance of the shares of class B common stock were exempt from registration under Section 4(2) of the Securities Act.


         Between April and May 1999, six accredited investors loaned us $150,000 at an interest rate of 8% per year. As consideration for this loan, the investors received an aggregate of 35,294 shares of class A common stock. These investors had access to, or were otherwise provided with, our information, including financial. On March 18, 1999, we issued 51,000 shares of class A common stock to David Mayer at our formation. Accordingly, the issuance of the shares of class A common stock were exempt from registration under Section 4(2) of the Securities Act.


         As of the effective date, Flagship Import Export LLC, wholly-owned and controlled by Mr. Rutman and Atik, owned and controlled by Paulina and Andrea Rutman, will acquire 1,699,900 shares of class B common stock. The shareholders of Flagship Import Export LLC and Atik were provided with, or otherwise had access to, our information, including financial. Accordingly, the issuances of the shares of class B common stock to Flagship Import Export LLC and Atik will be exempt from registration under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS.


Exhibit No.       Description of Exhibit
1.1               Form of Underwriting Agreement(2)
1.2               Form of Agreement Among Underwriters(1)
1.3               Form of Selected Dealers Agreement(1)

2.1 Stock Exchange Agreement between Flagship Import Export LLC and Bio-Aqua for the exchange of class B common stock of Bio-Aqua for shares of Tepual S.A.(1)
2.3 Stock Purchase Agreement between Atik, S.A. and Bio-Aqua for the purchase of class B common stock (1)
2.4 Stock Purchase Agreement between Bio-Aqua and Atik, S.A. for the purchase of shares of Tepual S.A.(1)
2.5 Stock Purchase Agreement between Profeed, Inc. and Bio-Aqua for the acquisition of Profeed, Inc. and the rights to the Tepual(TM)and Inual(TM)brands and trademarks(1)
3.1      Bio-Aqua's Articles of Incorporation(1)
3.1(a)   Articles of Amendment to the Articles of Incorporation of Bio-Aqua(1)
3.2      Bio-Aqua's Bylaws(1)
4.1      Form of warrant agreement together with the form of warrant certificate(2)
4.2 Form of representative's warrant agreement together with the form of representative's purchase warrant certificate(2)
4.3      Form of class A common stock certificate (1)
5.1      Opinion of Atlas Pearlman P.A.(2)
10.1     Stock Option Plan(1)
10.2 Association Agreement between Tepual S.A. and Centro de Estudios Cientificos de Santiago and Implementation Agreement (1)
10.3 Agreement between Tepual S.A., Centro de Estudios Cientificos de Santiago and R-Biopharm (1)
10.4     Agreement Between Inual S.A. and R-Biopharm (1)
10.5     Distribution Agreement between Inual S.A. and R-Biopharm (1)
10.6     License Agreement between Tepual S.A. and Biosur S.A.C. (1)
10.7     Marketing Agreement between Tepual S.A. and Biosur S.A. (1)
10.8     Commercial Agreement between Tepual S.A. and Kelor Trading Ltd. (1)
10.9     Form of Bridge Loan Documents(1)
10.10    Employment Agreement between Tepual S.A. and Max Rutman(1)
10.11    Employment Agreement between Tepual S.A. and Guillermo Quiroz(1)
10.12    Consulting Agreement between Bio-Aqua and David Mayer(1)
10.13    Recognition of Bank Note with Hemisphere National Bank(1)
10.14    Recognition of Bank Note with Corpbanca(1)
10.15    Recognition of Bank Note with Banco Sud Americano(1)
10.16    Recognition of Bank Note with Banco Santander(1)
10.17    Recognition of Bank Note with Banco do Brasil(1)
10.18    Lease Agreement between Bio-Aqua and Andean Financial Corporation(1)
10.19    Lease Agreement between Tepual and Kaman Construcciones Limitada(1)
10.20    Lease Agreement between Tepual and Don Lindor Ltda.(1)
10.21    Lease Agreement between Tepual and Centrovet Ltda.(1)
10.22    Lease Agreement between Tepual and Turteltaub(1)
21       Subsidiaries of Registrant(1)

23.1     Consent of Atlas Pearlman P.A. (to be included in its opinion filed as
         Exhibit 5.1)(2)
23.2     Consent of Spear, Safer, Harmon & Co. P.C.(1)
27       Financial Data Schedule(1)
99.3     U.S. Patent Application for PSP Red Tide Detection Kit(1)
99.4     U.S. Patent Application for Red Tide Cleansing System(1)
99.5     Consent of Guillermo Quiroz(1)
99.6     Consent of Nestor Lagos(1)
99.7     Consent of Sergio Vivanco(1)
99.8     Consent of Robert A. Shuey, III(1)

--------------------
(1)   Previously filed
(2)   Filed herein

ITEM 28.  UNDERTAKINGS.

         We undertake that:

         (a) we will file, during any period in which we offer or sell our securities, a post-effective amendment to this registration statement to:

                  (1) include any prospectus required by section 10(a)(3) of the Securities Act;

                  (2) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (3) include any additional or changed material information on the plan of distribution;

                  (4) for determining liability under the Securities Act, we will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (5) we will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (6) we will provide to the underwriter at the closing of this offering certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

         (b) As indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant under the above provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is unenforceable. In the event that a claim for indemnification against such liabilities (other than our the payment of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (c)      We undertake that:

                  (1) For determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

                  (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered in the prospectus, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of the securities.

                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorizes this amendment to be signed on its behalf by the undersigned, in the City of Ft. Lauderdale, State of Florida, on this 18 day of February 22, 2000.


                                       BIO-AQUA SYSTEMS, INC.

                                       By: /s/ Max Rutman
                                           -----------------
                                           President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this amendment to the registration statement was signed by the following persons in the capacities and on the dates stated.

         Signatures              Title                       Date
         ----------              -----                       ----

 /s/ Max Rutman                  President and Chief         February 22, 2000
-------------------------        Executive Officer and
    Max Rutman                   Director (Principal
                                 Executive Officer)

 /s/ Guillermo Quiroz            Chief Financial Officer     February 22, 2000
------------------------         (Principal Financial and
    Guillermo Quiroz             Accounting Officer)


 /s/ David Mayer                 Director                    February 22, 2000
 ---------------
    David Mayer